Exhibit 10.1

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SHAREHOLDERS AGREEMENT

among

HONG KONG TAIKUK (CHINA) GROUP LTD.

ASIA PACIFIC SCIENTIFIC, INC.

and

CHROMADEX ASIA PACIFIC VENTURES LIMITED

DATED: SEPTEMBER 30, 2022

SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT (this “Agreement”) is made on September 30, 2022 by and among:

(1)         Hong Kong Taikuk (China) Group Ltd, a company organized under the laws of Hong Kong with its registered address at No. 58, Yingfangli, Sanfangqiqiang, FZ China (“Taikuk”);

(2)         Asia Pacific Scientific, Inc., a company organized under the laws of the Cayman Islands with its registered address at MCS, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands (“CDXC”); and

(3)         ChromaDex Asia Pacific Ventures Limited, a Hong Kong limited company (the “Company” and, together with the Shareholders, each a “Party” and collectively the “Parties”).

RECITALS

A.         The Parties intend for CDXC or its designee (i) to obtain all applicable regulatory approvals required to commercialize the Products in the Territory, including “Blue Hat” or health food registration with the PRC State Administration for Market Regulation for Products (“Blue Hat Registration”) in the name of CDXC or its designee in the Territory for all of ChromaDex Corporation’s proprietary products containing nicotinamide riboside (collectively, the “Product(s)”); (ii) to enter into a non-exclusive distribution agreement with China National Pharmaceutical Group Co., Ltd. (“Sinopharm”) relating to the commercialization of the Products in the Territory (the “Sinopharm Distribution Agreement”); and (iii) after CDXC or its designee has obtained such Blue Hat Registration, to market, to sell and distribute the Products in the Territory pursuant to the Sinopharm Distribution Agreement (collectively, the “JV Purpose”);

B.         ChromaDex Asia Limited entered into a distribution agreement, with an effective date of April 1, 2022, with Sinopharm relating to the commercialization of the Products on Sinopharm’s cross border platform (the “Cross Border Agreement”);

C.         In consideration of, among other things, Taikuk’s obligations as set forth in the Transaction Documents, Taikuk shall receive 1,100 Non-Voting Shares at the Closing, subject to Section 3.4 hereto; and

D.         The Parties wish to enter into this Agreement to set forth the rights and obligations of each Party on the terms and subject to the conditions provided herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1    Definitions. As used in this Agreement, the following terms have the following meaning:

“Affiliate” means, with respect to any person or entity, any other person Controlling, Controlled by or under common Control with such person or entity, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such person or entity. No Party or its Affiliates shall by reason of this Agreement be deemed to be an Affiliate of any other Party or its Affiliates. For the purposes of this Agreement, the Company shall not be an Affiliate of any Shareholder or its Affiliates, and none of the Shareholders or their Affiliates shall be an Affiliate of the Company. The term “Affiliated” shall have a corresponding meaning.

“Agreement” has the meaning defined in the Preamble.

“Anti-Corruption Law” means laws, regulations, directives and statutes, in each case, relating to anti-bribery or anti-corruption, which apply to the business and dealings of the Group Companies, including laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any government official to obtain a business advantage; such as, without limitation, the Prevention of Bribery Ordinance (Cap. 201 of the Laws of Hong Kong), the Elections (Corrupt and Illegal Conduct) Ordinance (Cap. 554 of the Laws of Hong Kong), the Criminal Law of the People’s Republic of China, the Anti-Unfair Competition Law of the People’s Republic of China, the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, each as supplemented, amended, re-enacted or replaced from time to time, together with their implementing regulations, and any other Applicable Law that relates to bribery or corruption to which any party is subject, including all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Corruption Policy” has the meaning defined in Section 5.6.1.

“Anti-Money Laundering Laws” means the U.S. Bank Secrecy Act, the U.S. Money Laundering Control Act of 1986, the U.S. International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Organised and Serious Crimes Ordinance (Cap. 455 of the Laws of Hong Kong), the Drug Trafficking (Recovery of Proceeds) Ordinance (Cap. 405 of the Laws of Hong Kong), the United Nations (Anti- Terrorism Measures) Ordinance (Cap. 575 of the Laws of Hong Kong), the Anti Money Laundering and Counter Terrorist Financing Ordinance (Cap. 615 of the Laws of Hong Kong), the United Nations Sanctions Ordinance (Cap. 537 of the Laws of Hong Kong), the Weapons of Mass Destruction (Control of Provision of Services) Ordinance (Cap. 526 of the Laws of Hong Kong), the Import and Export Ordinance, (IEO) (Cap. 60 of the Laws of Hong Kong), the Cross boundary Movement of Physical Currency and Bearer Negotiable Instruments Ordinance (Cap. 629 of the Laws of Hong Kong), the Criminal Law of the People’s Republic of China and related judicial interpretations including the Interpretation of the Supreme People’s Court on Several Issues Concerning the Specific Application of the Laws in the Trial of Money Laundering and Other Criminal Cases, and the Anti-Money Laundering Law of the People’s Republic of China, and any other anti-money laundering and anti-terrorist financing laws, rules, regulations or other legally binding measures of the jurisdictions where any Party or the Group Companies conduct business.

“Applicable Accounting Principles” means the United States generally accepted accounting principles and practices as in effect from time to time.

“Applicable Law” means, as to any Person, any ordinance, statute, law, rule, regulation, directive, treaty, judgment, order, decree, interpretation, permit or injunction of any Governmental Authority, securities exchange or other self-regulating body, including any common or customary law, that is applicable to or binding upon such Person or any of its properties.

“Applicable Shareholder” has the meaning defined in Exhibit 3.

“Associated Persons” means, in relation to any entity, its directors, officers, employees, and its agents and representatives acting on behalf of such Person.

“Auditors” has the meaning defined in Section 4.5.3.

“Bad Acts” has the meaning defined in Section 4.7.1.

“Blue Hat Registration” has the meaning defined in Recital A.

“Board” means the board of directors of the Company.

“Book Items” has the meaning defined in Section 4.9.1.

“Breaching Party” has the meaning defined in Section 6.1.3(a).

“Budget Act” means the Bipartisan Budget Act of 2015 and any Sections of the Code or the Treasury Regulations promulgated thereunder and with respect thereto, each as amended from time to time.

“Business” has the meaning defined in Section 2.1.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in the PRC, Los Angeles or Hong Kong are required to be closed.

“CDXC” has the meaning defined in the Preamble.

“CDXC Designee” has the meaning defined in Section 5.10.

“CDXC Designee Net Revenue” means the amounts actually received by CDXC or its Affiliates from the use, sale, licensing, sublicensing, support, manufacture, supply or other disposition of the Products after deductions as agreed to in the Cross Border Agreement.

“CDXC Marks” means the Marks owned or controlled by CDXC or its Affiliates in the Territory as of the Closing Date and during the term of this Agreement, including any trademarks in the “ChromaDex” name.

“CDXC Technology” means all Inventions in the Territory relating to the Products controlled by CDXC or its Affiliates as of the Closing Date, including all Intellectual Property Rights in the Territory therein to the extent necessary to carry out the Business. For purpose of this definition, “controlled” means, with respect to an Invention, that CDXC has the right, power and legal authority, whether arising by ownership, licence or other authorisation, to disclose, and/or to grant and authorise licences or sub-licences under, such items as required under the terms of this Agreement, without violating the terms of any written agreement with any third party under which CDXC or its Affiliates first acquired such rights to such item of Invention.

“CEO” has the meaning defined in Section 4.4.1.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFO” has the meaning defined in Section 4.4.1.

“Closing” has the meaning defined in Section 3.1.

“Closing Date” has the meaning defined in Section 3.1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and any corresponding provisions of succeeding law.

“Company” has the meaning defined in the Preamble.

“Company Net Revenue” means the amounts actually received by the Group Companies from the use, sale, licensing, sublicensing, support, manufacture, supply or other disposition of the Products after the deductions set forth below: sales returns and allowances actually paid, granted or accrued, quantity and cash discounts for price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, returns, rebates, chargeback rebates, compulsory rebates, reimbursements or similar payments granted or given to wholesalers or other distributors, adjustments arising from consumer discount programs or other similar programs, customs or excise duties, sales tax, consumption tax, value added tax, and other taxes (except income taxes), and charges for packing, freight, shipping and insurance. Company Net Revenue will be calculated consistent with its ordinary practice and in accordance with International Financial Reporting Standards.

“Company Securities” means the Securities of the Company.

“Confidential Information” has the meaning defined in Section 5.5.1.

“Constitutional Documents” of any Person means such Person’s memorandum and articles of association or incorporation, by-laws, shareholders or joint venture agreements, certificate of formation or equivalent governing or organizational documents.

“Control” (and the derivative terms “Controlling” and “Controlled”) means the direct or indirect ownership of more than 50% of the equity securities or other ownership interests or voting rights of, or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Cross Border Agreement” has the meaning defined in Recital B.

“Deed of Adherence” means the Deed of Adherence substantially in the form of Exhibit 2 hereto.

“Defaulting Party” has the meaning defined in Section 6.1.3.

“Directors” has the meaning defined in Section 4.2.2.

“Disclosing Party” has the meaning defined in Section 5.5.1.

“Dragging Shareholders” has the meaning defined in Section 7.3.1.

“Encumbrances” means any option, pledge, mortgage, security interest, lien, charge, claim, encumbrance, reservation or other restriction having similar effect with respect to any tangible or intangible property in favor of any third party and, with respect to any Securities, shall include any right of management or voting or interest under any trust arrangement relating to such Securities, whether arising in contract or attaching to such Securities.

“Equity Incentive Plan” has the meaning defined in Section 5.11.

“Executive Officers” has the meaning defined in Section 4.4.1.

“Exit Transaction” has the meaning defined in Section 7.3.1.

“Fiscal Year” has the meaning defined in Section 4.5.1.

“Governmental Authority” means (a) any national, provincial, municipal, local or foreign government or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, (b) any public international organization, (c) any agency, division, bureau, department or other sector of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition, or (d) any state-owned or state-controlled enterprise or other entity owned or controlled by any government, entity or organization described in clauses (a), (b) or (c) of this definition.

“Group Companies” has the meaning defined in Section 2.3.

“Group Parties” has the meaning defined in Exhibit 3.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Insolvent Party” has the meaning defined in Section 6.1.3(b).

“Intellectual Property Rights” means all United States and foreign rights of the following types, whether registered and unregistered, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, applications for copyright registration, design rights (including color combinations, package or label designs and font type), and moral rights, (b) rights in trade secrets, Confidential Information, and know-how (including any techniques, specifications, designs, processes, practical knowledge and skills, or other similar information), (c) patents, patent applications (including reissues, reexaminations, continuations, and continuations-in-part), and any counterparts worldwide claiming priority therefrom, and all rights in and to any of the foregoing, (d) data rights, (e) Marks, (f) all other intellectual property rights or proprietary rights throughout the world, and (g) all past, present and future claims and causes of action arising out of or related to infringement, misappropriation or other violation of any of the foregoing.

“Invention” means any and all designs, data, information, inventions, improvements, development, know-how, discoveries (whether patentable or not), formulations, methodologies, procedures, and processes.

“JAMS” means JAMS, Inc.

“JAMS Rules” means the then applicable JAMS Comprehensive Arbitration Rules & Procedures.

“JV Purpose” has the meaning defined in Recital A.

“Marks” means all distinctive identifiers, including trademarks, service marks, trade dress, logos, trade names, corporate names, and other indicia of ownership, domain names, mnemonic “vanity” telephone numbers, social media, blog, microblog, or messaging service names, handles, or accounts, or any other identifiers, whether registered or unregistered, together with all registrations, applications, translations, adaptations, derivations and combinations thereof.

“Negotiator” has the meaning defined in Section 7.3.1.

“New Shareholder” has the meaning defined in Exhibit 2.

“Non-Complying Party” has the meaning defined in Section 6.1.3(c).

“Non-Voting Shares” means class B ordinary shares of the Company that are ineligible to vote on matters presented at a general meeting of the Shareholders.

“Parties” or “Party” has the meaning defined in the Preamble.

“Person” means a natural person, corporation, partnership, limited liability company, trust or other legal entity and, where the context permits, shall include such person’s executors, administrators, legal representatives and permitted successors and assignors.

“PFIC” means a “passive foreign investment company” within the meaning of Section 1297 of the Code.

“PRC” or “China” means the People’s Republic of China and, for the purposes of this Agreement, shall exclude Hong Kong, the Macau Special Administrative Region of the PRC and Taiwan.

“Pre-Existing Arbitration” has the meaning defined in Section 8.2.2.

“Product(s)” has the meaning defined in Recital A.

“Pro Rata Portion” means, with respect to a Shareholder, a fraction determined by dividing (a) the number of the issued and outstanding Company Securities held by such Shareholder (including its Transferee Affiliates) by (b) the total number of the issued and outstanding Company Securities held by, subject to the immediate next sentence, all Shareholders. When the term “Pro Rata Portion” is used in reference to only Voting Shareholders, then such term shall mean, with respect to such Voting Shareholder, a fraction determined by dividing (i) the number of issued and outstanding Voting Shares held by such Shareholder (including its Transferee Affiliates) by (ii) the total number of issued and outstanding Voting Shares held by all Voting Shareholders.

“Public Official” means (a) any elected or appointed government official, officer, employee or Person acting in an official or public capacity on behalf of a government; (b) any official or employee of a quasi-public or non-governmental international organization; (c) any employee or other person acting for or on behalf of any entity that is wholly or partially government owned or Controlled by a government; (d) any Person exercising legislative, administrative, judicial, executive, or regulatory functions for or pertaining to government (including any independent regulator); (e) any political party official, officer, employee, or other Person acting for or on behalf of a political party; and (f) any candidate for public office. For purposes of this Agreement and unless otherwise stated, “Public Official” also includes any immediate relative of the foregoing Persons; provided, that the meaning of immediate relative shall be consistent with guidance issued by the U.S. Department of Justice.

“Receiving Party” has the meaning defined in Section 5.5.1.

“Registration Period” has the meaning defined in Section 3.3.1.

“Regulatory Approvals” has the meaning defined in Section 5.3.

“Representatives” has the meaning defined in Section 5.5.2.

“Repurchase Closing” has the meaning defined in Section 3.6.

“Repurchased Non-Voting Shares” has the meaning defined in Section 3.6.

“Right of Repurchase” has the meaning defined in Section 3.6.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any EU Member State, or Her Majesty’s Treasury of the United Kingdom, or (c) the PRC government, including those administered by the relevant departments under the PRC State Council.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of comprehensive Sanctions (at the time of this Contract, Cuba, Iran, North Korea, Syria, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the relevant departments under the PRC State Council, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country, (c) the government of a Sanctioned Country or the Government of Venezuela, or (d) any Person 50-percent or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Securities” means, as to any Person, ordinary or preferred shares or other equity securities of such Person (whether voting or non-voting), and any other securities (equity, debt, derivative or otherwise) or instruments exchangeable, exercisable or convertible for or into ordinary or preferred shares or other equity securities of such Person.

“Shareholders” means CDXC and Taikuk, each a “Shareholder” and together the “Shareholders.”

“Shareholders Agreement” has the meaning defined in Exhibit 2.

“Shares” means the ordinary shares in the capital of the Company, including Voting Shares and Non-Voting Shares.

“Sinopharm” has the meaning defined in Recital A.

“Sinopharm Distribution Agreement” has the meaning defined in Recital A.

“Subsidiary” of an entity means any entity of which common stock or other equity securities having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such entity.

“Taikuk” has the meaning defined in the Preamble.

“Taikuk Fee” has the meaning defined in Section 3.4.1.

“Tax” or “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any additions to tax or penalties applicable thereto.

“Tax Advisor” has the meaning set out in Section 4.14.3.

“Tax Matters Shareholder” has the meaning set out in Section 4.14.3.

“Tax Proceeding” has the meaning set out in Section 4.14.1.

“Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement or form relating to, filed or required to be filed with any Taxing authority, including any schedule or attachment thereto or any amendment thereof.

“Term” has the meaning defined in Section 6.1.1.

“Territory” means mainland China and its territories, and, for the avoidance of doubt, does not mean Hong Kong, the Macau Special Administrative Region of the PRC and Taiwan.

“Trade Controls” means any laws and regulations administered and maintained by the United States government and the PRC government and any agency thereof pertaining to export or import controls or antiboycott laws, including, without limitation, the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the U.S. Department of State’s International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the U.S. Department of Commerce’s Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, the Foreign Trade Regulations (15 C.F.R. Part 30), the Foreign Trade Law of the People’s Republic of China, the Customs Law of the People’s Republic of China, the Regulations of the People’s Republic of China on the Administration of Import and Export of Technologies, and the Law of the People’s Republic of China on Import and Export Commodity Inspection.

“Transaction Documents” means this Agreement, the Constitutional Documents of the Company and any other agreements designated as such by agreement of the Parties.

“Transfer” means any direct or indirect transfer, sale, conveyance, assignment, pledge, mortgage, charge, hypothecation or any other disposition whatsoever, or grant or issuance, either voluntarily, by operation of law, at judicial sale, or otherwise, of Securities (including any interest therein) to any Person, and “Transferred” shall be construed accordingly.

“Transferee Affiliate” has the meaning defined in Section 7.2.

“Transferring Party” has the meaning defined in Section 7.2.

“Treasury Regulations” means temporary and final U.S. Treasury regulations promulgated under the Code, as such definitions may be amended from time to time.

“US $” means the lawful currency of the United States of America.

“U.S. Capital Account” has the meaning defined in Section 4.9.1.

“Voting Shareholder” means CDXC.

“Voting Shares” means class A ordinary shares of the Company that are eligible to vote on matters presented at a general meeting of the Shareholders.

1.2    Construction; Interpretation.

1.2.1    No Presumption Against Drafting Party. This Agreement has been negotiated by the Parties and their respective counsel and shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either of the Parties. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party shall not apply and is hereby expressly waived.

1.2.2    Directly or Indirectly. The phrase “directly or indirectly” means directly or indirectly through one or more intermediate Persons or through contractual or other arrangements or understandings, and “direct or indirect” has the correlative meaning.

1.2.3    Gender and Number. Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

1.2.4    Headings. Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

1.2.5    Include not Limiting. “Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation.”

1.2.6    References to Documents. References to this Agreement include the Schedules, Annexes and Exhibits, which form an integral part hereof. A reference to any Section, Schedule, Annex or Exhibit is, unless otherwise specified, to such Section of, Schedule, Annex or Exhibit to this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Schedule, Annex or Exhibit hereto. References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or restated from time to time. References in this Agreement to the Parties shall include the Parties and their successors and permitted assigns.

1.2.7    Writing or Written. Any reference to “writing” or “written” includes any method of reproducing words or text in a legible and non-transitory form (including via email).

1.2.8    Amendment to Statute. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time and any reference to any law includes the rules and regulations promulgated thereunder.

1.3    Time. For purposes of calculating the length of time from a given day, the relevant period shall be calculated exclusive of that day, unless otherwise specified. If an event is to take place on a certain day which is not a Business Day, it is to be done on the next Business Day.

ARTICLE 2

BUSINESS AND SCOPE

2.1    Scope. Initially the Company will be engaged to assist CDXC or its designee in its efforts to obtain Blue Hat Registration and enter into the Sinopharm Distribution Agreement. After CDXC or its designee obtains such Blue Hat Registration, to the extent not prohibited by Applicable Law, the business of the Company is to market, sell and distribute Products in the Territory (the “Business”).

2.2    Independent Operation of the Company. Without prejudice to the rights and obligations of the Shareholders set forth in this Agreement, the Company shall operate as an independent entity separate and apart from the Shareholders.

2.3    Formation of Joint Venture Subsidiaries. The Company may operate the Business directly or through local operating corporations, partnerships, associations, joint ventures or similar entities or arrangements, each serving one or more regions in the Territory, as shall be organized or established by the Company (each local entity, including the Company and its Subsidiaries, collectively, the “Group Companies” and each a “Group Company”).

ARTICLE 3

CAPITALIZATION MATTERS

3.1    Subscription of Shares. Concurrent with the execution of this Agreement (the “Closing Date”), Taikuk hereby subscribes for, and the Company hereby allots and issues to Taikuk, 1,100 Non-Voting Shares (representing 11% of the total number of Shares of the Company as increased by the subscription), for an aggregate subscription price of US $1,000,000 payable to the Company in cash on the date hereof; provided, however, that such Non-Voting Shares of the Company held by Taikuk shall be subject to the Company’s irrevocable, exclusive option to repurchase for cancellation under Section 3.6.

3.2    Payment of Funds. On the Closing Date, (a) Taikuk will pay its subscription price by wire transfer of immediately available funds to the Company’s bank account and the Company shall issue Shares in the numbers set forth below, and (b) CDXC or any of its Affiliates shall hold 8,900 Voting Shares (initially representing 89% of the total number of Shares of the Company as increased by the subscription). Upon completion of such subscription in Section 3.1 and the payment of the Taikuk Fee set forth in Section 3.4.1(a) below, the initial equity ownership of the Shareholders will be as follows:

3.2.1    CDXC or any of its Affiliates will hold 8,900 Voting Shares (initially representing 89% of the total number of Shares of the Company as increased by the subscription);

3.2.2    Taikuk will hold a 1,100 Non-Voting Shares (initially representing 11% of the total number of Shares of the Company as increased by the subscription).

3.3    Registration Period.

3.3.1    CDXC shall make a payment of US $1,000,000 in cash to Taikuk upon completion of Blue Hat Registration of the Product in the Territory, allowing the Company to market, sell and distribute the Product in the Territory; provided, however, that such Blue Hat Registration shall be completed within twenty-four (24) months following the Closing, which may be extended by 12 months upon the written consent of the Parties (such period, the “Registration Period”).

3.3.2    If Blue Hat Registration is not completed during the Registration Period, CDXC will have the right to cause the Company to promptly make a payment of remaining cash on hand in the Company to the Voting Shareholder, and the other Parties shall take the necessary action to facilitate such distribution. Following such distributions, the Parties shall use their commercially reasonable efforts to terminate and dissolve the Company as soon as reasonably practicable.

3.4    Taikuk Fees.

3.4.1    In consideration of, among other things, Taikuk’s obligations as set forth in this Agreement or any Transaction Documents, (a) Taikuk shall receive 1,100 Non-Voting Shares in the Company at the Closing and (b) at the Closing, CDXC shall make a payment of US $1,000,000 by wire transfer of immediately available funds to Taikuk’s bank account ((a) and (b), collectively, the “Taikuk Fee”); provided, however, that such Non-Voting Shares shall be subject to the Company’s irrevocable, exclusive option to repurchase under Section 3.6.

3.4.2    If the Company and Sinopharm enter into the Sinopharm Distribution Agreement relating to the commercialization of the Product in the Territory, Taikuk shall be entitled to receive non-refundable royalties for all sales of the Product from the Company to Sinopharm in the Territory equal to [***] of Company Net Revenue pursuant to the Sinopharm Distribution Agreement. Pursuant to the Sinopharm Distribution Agreement, the Company shall pay such royalties accrued on a quarterly basis within sixty (60) days after the end of each Company fiscal quarter beginning with the quarter in which the Company realizes Company Net Revenue from the Sinopharm Distribution Agreement.

3.4.3    In connection with the Cross Border Agreement, a CDXC Designee shall pay Taikuk non-refundable royalties for all sales of the Product from a CDXC Designee to Sinopharm equal to [***] of CDXC Designee Net Revenue pursuant to such Cross Border Agreement. Pursuant to the Cross Border Agreement, a CDXC Designee shall pay such royalties accrued on a quarterly basis within sixty (60) days after the end of each fiscal quarter beginning with the quarter in which such CDXC Designee realizes CDXC Designee Net Revenue. The Parties agree that upon completion of Blue Hat Registration of the Products in China, such CDXC Designee shall assign the Cross Border Agreement and the transactions contemplated thereunder to the Company without additional consideration.

3.5    No Additional Obligation. Except as provided in Sections 3.1, no Shareholder shall be obligated to make any capital contribution, in cash or otherwise, to any Group Company or to provide any loan, loan guaranty or other financial support on behalf of any Group Company. Following the Closing, from time to time and as determined by the Company and CDXC, the Parties may, but are not obligated to, contribute additional capital into the Company in exchange for Shares as determined by the Board in good faith.

3.6    Right of Repurchase. In the event that the Blue Hat Registration is not completed during the Registration Period, then the Company shall have the option to repurchase all, but not less than all, of the Non-Voting Shares issued to Taikuk under Section 3.1 and Section 3.4.1 for an aggregate purchase price of US $1.00 in cash (such option to repurchase the Non-Voting Shares, the “Right of Repurchase”) which option shall be exercisable by delivery of written notice to Taikuk within ninety (90) days of the end of the Registration Period. If the Company fails to exercise its Right of Repurchase within such ninety (90) day period, the Company’s Right of Repurchase shall terminate. If the Company elects to exercise its Right of Repurchase in accordance with this Section 3.6, the closing of the repurchase (the “Repurchase Closing”) shall occur within ten (10) Business Days of the notice of such exercise. At the Repurchase Closing, (a) the Company shall deliver to Taikuk the aggregate purchase price of US $1.00 in cash, and Taikuk shall deliver to the Company any certificates representing such Non-Voting Shares (the “Repurchased Non-Voting Shares”), (b) each of the Company and Taikuk shall execute and deliver a purchase agreement (including as attachments thereto, an instrument of transfer and bought and sold notes) in a form reasonably acceptable to the Company, containing representations, warranties and indemnities with respect to (i) the ownership of the Repurchased Non-Voting Shares by Taikuk free and clear of all Encumbrances, other than Encumbrances arising under applicable securities laws, (ii) each of the Company’s and Taikuk’s power and authority to enter into and consummate the transaction, and (iii) the enforceability of the purchase agreement on Taikuk and the Company, and (c) Taikuk shall execute and deliver to the Company a release of all claims in a form reasonably acceptable to the Company.

3.7    Power of Attorney. Effective only upon the occurrence and during the continuance of the Company having a Right of Repurchase, and if Taikuk refuses to, or fails to timely execute and deliver any of the documents or certificates described in Section 3.6, Taikuk hereby irrevocably appoints the Company (and any of the Company’s designated officers, or employees) as Taikuk’s true and lawful attorney to sign Taikuk’s name on any of the documents or certificates described in Section 3.6. The appointment of the Company as Taikuk’s attorney in fact, and each and every one of the Company’s rights and powers, being coupled with an interest, is irrevocable.

3.8    Legend. Each certificate, instrument, or book entry representing Non-Voting Shares held by Taikuk or its transferee shall be notated with the following legend:

THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO CERTAIN REPURCHASE RIGHTS IN A SHAREHOLDERS AGREEMENT BY AND AMONG THE SHAREHOLDERS AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

ARTICLE 4

GOVERNANCE

4.1    General. To the extent permitted by Applicable Law, the Voting Shareholder shall at all times exercise its voting rights to give effect to the terms of this Article 4, including the appointment and removal of the Directors. Without prejudice to the foregoing, any appointment, removal or replacement of a Director, whether under Section 4.2.2 or 4.2.5, shall become effective automatically and forthwith upon the delivery of a written notice from CDXC to the Company, without the need for any resolutions to be passed or for any further action to be taken either by the Directors or the Shareholders; provided, however, to the extent that a board and/or shareholder resolution is required by Applicable Law for such action to be effective, the Shareholders shall cause such resolution to be passed as soon as reasonably practicable.

4.2    Board of Directors.

4.2.1    Company Board. The Company shall be managed by the Board in accordance with the terms of this Agreement, its Constitutional Documents and Applicable Law.

4.2.2    The Board shall consist of three (3) directors (the “Directors”), which shall be appointed and removed from and after the Closing, CDXC shall be entitled to appoint and remove three (3) Directors, regardless of CDXC’s ownership interest in the Company (such Directors that CDXC is entitled to appoint and remove pursuant to this Section 4.2.2).

4.2.3    In CDXC’s discretion, the number of directors on the Board may be increased or decreased and the composition of the Board, including CDXC’s right to elect directors, may be changed; provided, that, upon any such adjustment, CDXC shall maintain its ability to appoint all Directors to the Board. Upon any adjustment of a CDXC’s right to appoint Directors as provided in the foregoing sentence, CDXC shall cause any Director that is no longer to serve on the Board as a result of such adjustment to immediately resign and to waive in writing, any claims they have against the Company, and failing any such resignation such Voting Shareholder(s) shall take all necessary actions to remove such Director(s) in order to maintain compliance with this Section 4.2.

4.2.4    One of the Directors shall be designated Chairman. The Chairman of the Board shall be one of the Directors appointed and removed by CDXC and such Chairman shall serve a twelve (12) month term. For clarity, the Chairman shall not have any additional voting or other rights as compared to the other Directors.

4.2.5    Removal; Vacancies.

(a)    At any time and in its sole discretion, upon prior or concurrent written notice to the Board, CDXC shall have the right to remove any Director.

(b)    In the event of a vacancy of any Director for any reason, such vacancy shall be filled by CDXC by giving written notice thereof to the Board.

4.2.6    Compensation. Unless otherwise determined by CDXC in its sole discretion, no director of the Company shall receive any compensation from the Company in his or her capacity as a director, other than, in the discretion of the Board, under the Equity Incentive Plan. A director who is also an officer or employee of the Company may receive compensation in his or her capacity as such officer or employee.

4.2.7    Board Meetings.

(a)    Notice and Attendance. The Board shall meet quarterly unless waived by the unanimous approval of the Directors. Upon the request of at least two (2) Directors, the Chairman of the Board shall convene a meeting of the Board by giving each Director written notice of the proposed meeting and time and place thereof (but subject to Section 4.2.7(e)), which notice shall include the meeting agenda setting out all the matters to be deliberated at the meeting and all written materials shall be submitted no less than two (2) Business Days before the meeting. Except with the unanimous written agreement of the Directors present at the meeting, no matters other than those set out in the agenda may be submitted for deliberation during the meeting. Written notice of all Board meetings shall be given not less than ten (10) calendar days in advance, which notice period may be shortened or waived with the consent of all the Directors (which consent may be given by any Director in writing or shall be deemed to have been given by any Director actually attending the relevant Board meeting without objecting to the waiver of such notice). The Directors may attend Board meetings in person or by means of telephone or video conference or other communication device that permits all the Directors participating in the meeting to hear and be heard by each other or any other means unanimously approved by the Directors present at the meeting and permitted under the Applicable Law of Hong Kong, and participation in a meeting by any such means shall constitute presence in person at such meeting. The Directors shall be entitled to appoint alternates or proxies to represent them at Board meetings.

(b)    Quorum. The quorum for any Board meeting shall be two (2) Directors, including attendance by alternate or by proxy, provided that if a quorum is not present at the time designated for a duly convened meeting, such meeting shall be adjourned to the same place and time on the date which is five (5) Business Days after the original meeting date (or such other date and time as agreed by a majority of the Directors and notified at least two (2) Business Days in advance in writing to all Directors).

(c)    Board Decisions. Any action, determination or resolution of the Board shall require the affirmative vote of a majority of Directors present at a meeting at which a valid quorum is present. Any action which may be taken at a meeting of the Board may be taken by a written resolution of the Board if such resolution is executed by a number of the Directors necessary for such action to be approved at a duly convened meeting assuming all Directors then in office are present at such meeting. Each Director shall be entitled to one (1) vote on any matter before the Board.

(d)    Language; Minutes. Meetings of the Board shall be conducted in English. Written minutes of such meetings shall be prepared in English by the Chairman of the Board or his/her designee and distributed to each Director promptly following each meeting for review and ratification by the Board with such changes as the Board may determine.

(e)    Place of Meeting. Board meetings held in person shall be held in California or at such other place as the Directors may approve, having regard to tax efficiency for the Company (or the relevant Group Company, as applicable). Directors shall be entitled to reimbursement from the Company for any travel-related expenses reasonably incurred in connection with attendance at any meeting of the Board.

4.2.8    Powers of the Board. Subject to Section 4.3, the Board shall be responsible for the overall management and control of the Company; provided, that (a) the Board may expressly delegate certain duties and responsibilities to the CEO or other Executive Officers, and such duties or responsibilities shall not require the approval of the Board or the approval or consent of the Shareholders.

4.3    Shareholders’ Meeting.

4.3.1    Notice and Attendance. The meetings of the Shareholders may be called by one or more Voting Shareholders holding in the aggregate no less than 20% of the outstanding Voting Shares. Unless the Voting Shareholders unanimously agree otherwise and subject to any requirement under Applicable Law, at least five (5) Business Days’ notice shall be given to each Shareholder of any general meeting. Shareholders may attend a general meeting in person or by means of telephone or video conference or other communication device that permits all Shareholders participating in the meeting to hear and be heard by each other or any other means unanimously approved by the Voting Shareholders present at the meeting and permitted under Applicable Law, and participation in a meeting by any such means shall constitute presence in person or by proxy or representative at such meeting.

4.3.2    Quorum. The quorum for general meetings of the Company shall be Shareholders holding a number of Voting Shares necessary to constitute a majority of all outstanding Voting Shares. No business shall be transacted at any general meeting of the Company unless a quorum is present at the beginning of and throughout each meeting. If the required Shareholders fail to attend the meeting by themselves or by proxy within one (1) hour of the time schedule for the commencement of the meeting, and therefore a quorum is not constituted in accordance with this Section 4.3.2, such meeting shall be adjourned and reconvened in the same location and at the same time on a date falling on the fifth (5th) Business Day following the original meeting date (or such other date and time as agreed by the Voting Shareholders holding a majority of the outstanding Voting Shares and notified to all Shareholders at least two (2) Business Days in advance in writing), and if at the reconvened meeting a quorum is not present within one (1) hour from the time scheduled for the commencement of the meeting, then one or more Voting Shareholders present at such meeting, which must include CDXC, shall be deemed to constitute a quorum.

4.3.3    Chairman. The Chairman of the Board shall take the chair at every general meeting of the Company, or if there be no such Chairman or, if at any general meeting of the Company such Chairman shall not be present within ten (10) minutes after the time appointed for holding such meeting or is unwilling to act, then the Voting Shareholders present shall choose one of their own members to be the chairman of such meeting.

4.3.4    Voting. Subject to Sections 4.3.5, questions arising at any general meeting of the Company shall be decided by a simple majority of votes present at the meeting where a valid quorum is present, except where a greater majority is required by this Agreement or by Applicable Law. Each Voting Share shall be entitled to one vote.

4.3.5    Written Resolutions. Shareholders’ resolutions may be passed by written resolution (in one or more counterparts) signed by Voting Shareholders holding all of the outstanding Voting Shares. The written consent of a Shareholder can be given by way of a written consent from any Director appointed by such Shareholder.

4.4    Executive Officers.

4.4.1    Executive Officers. The Group Companies shall have a Chief Executive Officer or a position with equivalent or similar responsibilities (such position, the “CEO”), a Chief Financial Officer or a position with equivalent or similar responsibilities (such position, the “CFO”), and the Board may appoint additional officers to manage the day-to-day operations of the Group Companies (the CEO, CFO and any other officers appointed by the Board, collectively, the “Executive Officers”). Each of the Executive Officers shall be approved and appointed by the Group Companies, subject to approval by the Board. Notwithstanding the foregoing, the initial CEO shall be Robert Nathan Fried, and the initial CFO shall be Brianna Lynne Gerber, each effective as of the date hereof.

4.4.2    Removal; Vacancies.

(a)    Any Executive Officer of a Group Company may be removed for any reason by the Board in accordance with this Agreement.

(b)    In the event of a vacancy of any Executive Officer for any reason, such vacancy shall be filled pursuant to Section 4.4.1.

4.4.3    Powers of the CEO. The functions, duties and powers of the CEO of the Company shall be as provided by the Board from time to time.

4.5    Accounting Matters.

4.5.1    Fiscal Year. Except as may otherwise be required by Applicable Law, the fiscal year of each Group Company for both financial and tax reporting purposes shall commence on January 1 and end on December 31 of each year (the “Fiscal Year”).

4.5.2    Accounting Records. The Company shall, and shall require that each other Group Company shall, make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect their transactions and dispositions of assets, which comply with Applicable Accounting Principles, Applicable Law (including the Hong Kong Financial Reporting Standards as in effect from time to time, if so required by Applicable Law) and this Agreement in relation to such record keeping requirements and devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are executed in accordance with management’s general or specific authorization and are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and practices applicable to the Group Companies to maintain accountability of such assets.

4.5.3    Engagement of Auditors. The independent auditors of the Group Companies (the “Auditors”) shall be a reputable audit firm appointed by the Company after having obtained approval by the Board.

4.6    Language. To the extent permitted by Applicable Law, any minutes, resolutions, proposals, agendas or reports to or of any meetings of the Board or the Shareholders shall be in English.

4.7    Indemnification.

4.7.1    To the fullest extent permitted by Applicable Law, no director of any Group Company shall be personally liable to any Group Company or any Shareholder for monetary damages for breach of fiduciary duty as a director.

4.7.2    Each Shareholder, director, officer or legal representative of each Group Company who is made a party or is threatened to be made a party to or is involved in any proceeding due to such capacity shall be indemnified and held harmless by such Group Company to the fullest extent permitted by Applicable Law against all claims, expenses, liabilities and losses (including attorneys’ fees, judgments, fines, taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, other than (a) claims by a Shareholder against a legal representative, director or officer appointed or nominated by such Shareholder, (b) claims by a Group Company against its officer for breach of his/her contract with such Group Company, and/or (c) claims arising from or relating to any act or omission of such Person that involves (i) actual fraud or willful misconduct, gross negligence or reckless disregard of duty or (ii) breach of any representation, warranty, covenant or agreement set forth in this Agreement and the other Transaction Documents (“Bad Acts”).

4.7.3    The indemnification obligations under this Section 4.7 shall continue as to a person who has ceased to be such Shareholder, director, officer or legal representative, and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred herein shall be a contract right based upon an offer from such Group Company, which offer shall be deemed to be accepted by such person’s service or continued service as a director, officer or legal representative of such Group Company.

4.7.4    Each Shareholder agrees to, and does hereby, indemnify, defend, and hold harmless the other Shareholders and their respective Affiliates, and each of their respective shareholders, directors, employees, agents, representatives, and permitted successors and assigns, from and against any and all damages, liabilities, costs, and expenses (including professionals’ fees) arising out of or relating to any and all claims, demands, or actions related to such Shareholder’s Bad Acts. Any indemnified party making a claim for indemnification under this Section 4.7 (an “Indemnified Party”) against the other Shareholder(s) (the “Indemnifying Party”) must give the Indemnifying Party a written notice describing such claim demand, or action and the nature and amount of such loss, to the extent that the nature and amount thereof are determinable at such time (a “Claim Notice”); provided, however, that the failure to notify or delay in notifying the Indemnifying Party will not relieve the Indemnifying Party of its obligations under this Section 4.7 except to the extent that such Indemnifying Party is materially prejudiced as a result thereof. The Indemnifying Party and the Indemnified Party shall cooperate with each other in the defense or settlement of any such claim, demand, or action. In addition, each party (a) will respond to requests for indemnity within fifteen (15) Business Days of its receipt of a request for indemnity, and (b) may only use counsel of its own choosing in connection with any such indemnity if it indemnifies the parties set forth above without any reservation of rights. The Indemnifying Party shall control the defense of any such claim unless it either: (i) refuses to indemnify the Indemnified Party for the matters set forth above, or fails to respond to the request for indemnity within the time period set forth above; or (ii) indemnifies the Indemnified Party for the matters set forth above under a reservation of rights, then the Indemnified Party may (but will not be required to) control the defense of the matter in its sole and absolute discretion with counsel of its own choosing. If the Indemnifying Party is entitled and has elected to appoint lead counsel and to take primary control of the defense of such claim, then the Indemnifying Party must obtain the prior written consent of the Indemnified Party (which will not be unreasonably withheld) prior to entering into any settlement of any claim unless the proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief on the Indemnified Party. If the Indemnified Party is entitled and has elected to appoint lead counsel and to take primary control of the defense of such claim, then the Indemnified Party shall not settle any claim without the Indemnifying Party’s prior written consent (not to be unreasonably withheld).

4.8    Dividends. Cash dividends will be declared by the Board at its discretion and will be allocated to the Shareholders according to ownership percentage of the Company, subject to any withholding or any other tax under any Applicable Laws.

4.9    U.S. Capital Accounts and U.S. Tax Allocations. To the extent the Company is treated as a partnership for U.S. federal income tax purposes:

4.9.1    U.S. Capital Accounts and Book Allocations. A separate capital account (“U.S. Capital Account”) in respect of each Shareholder shall be established and calculated in accordance with Section 704(b) of the Code and the Treasury Regulations, including Treasury Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise required under Section 4.9.3 below, all individual items of income, gain, loss or deduction of the Company determined for Code Section 704(b) purposes (“Book Items”) will be allocated among the U.S. Capital Accounts of each Shareholder in accordance with Treasury Regulations Section 1.704(b)(2)(iv) in proportion to the Shareholders’ relative percentage interests. The Company and each Shareholder agrees that it is intended that each Shareholder be treated as a partner of the Company for U.S. income tax purposes in respect of all of such Shareholder’s rights and obligations under this Agreement.

4.9.2    U.S. Tax Allocations. Except as otherwise required under Section 704(c) of the Code and the Treasury Regulations promulgated under such section of the Code and Section 4.9.3 of this Agreement, each item of Company income, gain, loss and deduction shall be allocated for U.S. income tax purposes among the Shareholders in the same manner as its correlative Book Item of income, gain, loss or deduction is allocated pursuant to Section 4.9.1. If, as a result of the exercise of a noncompensatory option to acquire an interest in the Company, a U.S. Capital Account reallocation is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Regulation Section 1.704-1(b)(4)(x).

4.9.3    Special Regulatory Allocations. The allocation of income, gain, loss or deduction of the Company pursuant to this Agreement is intended to comply with the Treasury Regulations issued under Section 704(b) of the Code and shall be interpreted consistent with such Treasury Regulations. In addition, the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) that constitute a “qualified income offset” under such section and the “minimum gain chargeback” provisions contemplated by Treasury Regulations Sections 1.704-2(f) and 1.704-2(i) are incorporated herein by reference. All “non-recourse deductions” (within the meaning of Treasury Regulations Section 1.704-2(b)(1)) shall be allocated to the Shareholders in accordance with their respective interest in the Company. Any “partner non-recourse deductions” (within the meaning of Treasury Regulations Section 1.704-2(i)(1)) shall be allocated to the Shareholder who bears the economic risk of loss with respect to the “partner non-recourse debt” (within the meaning of Treasury Regulations Section 1.704-2(b)(4)) to which such partner non-recourse deductions are attributable. Any special allocations of items of income or gain pursuant to this Section 4.9.3 shall be taken into account in computing subsequent allocations pursuant to Section 4.9.1 above, so that the net amount for any item so allocated and all other items allocated to each Shareholder pursuant to this Agreement shall be equal, to the extent possible, to the net amount that would have been allocated to each such Shareholder pursuant to the provisions of this Agreement if such special allocations had not occurred.

4.9.4    Other Provisions. The foregoing provisions of this Section 4.9 are intended to comply with Treasury Regulation Sections 1.704-1(b) and 1.704-2 and will be interpreted and applied in a manner consistent with such Treasury Regulations. All matters concerning allocations for purposes of maintaining U.S. Capital Accounts and for U.S. federal income Tax purposes not provided for in this Agreement will be determined by CDXC. In the event that the Code or any Treasury Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Section 4.9, CDXC is hereby authorized to make new allocations in reliance on the Code and such Treasury Regulations, and no such new allocation shall give rise to any claim or cause of action by any Shareholder. The provisions of this Section 4.9 shall apply solely to the allocation of income, gain, loss or deduction of the Company for U.S. federal income Tax reporting purposes, and shall not affect the distributions to each Shareholder. The Shareholders’ proportional shares of the Company’s “excess nonrecourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3), shall be determined in accordance with Section 752 of the Code and the Treasury Regulations promulgated under such section of the Code using any applicable method selected by CDXC. For any fiscal year or other period during which any Shares are transferred between the Shareholders or to another person, Book Items that are allocable with respect to such Shares shall be apportioned between the transferor and the transferee using any method allowed pursuant to Section 706 of the Code and the applicable Treasury Regulations as chosen by CDXC.

4.10    Tax Returns.

4.10.1    The Company shall cause to be prepared and filed all Tax Returns required to be filed by the Company or any of its Subsidiaries. The Shareholders shall (and shall cause their respective Affiliates to) provide the Company with such information or records as may be reasonably necessary and reasonably requested in connection with the preparation of any Tax Return relating to the Tax affairs of the Company.

4.10.2    At least sixty (60) days prior to filing any income Tax Return of the Company or any of its Subsidiaries, the Company will provide a draft copy of such Tax Return to each Shareholder owning at least twenty percent (20%) of all of the issued and outstanding Shares in the Company on a fully converted and fully exercised basis for its review and comment, and each such Shareholder will provide any comments to such Tax Return to the Company and each other Shareholder owning at least twenty percent (20%) of all of the issued and outstanding Shares in the Company on a fully converted and fully exercised basis no later than thirty (30) days before the due date for filing such Tax Return, and before filing such return, the Company or such Subsidiary will make all changes reasonably requested by the Shareholder. To the extent of any conflict between the comments provided by the Shareholders and in the event that the Shareholders are not able to reach an agreement with respect to such Tax Return, then the items in dispute shall be turned over to a nationally recognized independent certified accounting firm jointly chosen by the disputing Shareholders for resolution, which resolution shall be binding and conclusive upon the Shareholders, the Company and such Subsidiary (as applicable) without further appeal therefrom. The disputing Shareholders shall split the costs of such accounting firm.

4.11    Withholding.

4.11.1    Each Shareholder agrees to provide the Company with any documentation reasonably requested by the Company that is reasonably available to such Shareholder or any of its Affiliates to establish an exemption or reduction from any amounts that the Company (or any of its Subsidiaries or any other person in which the Company directly or indirectly holds an interest) is required to withhold or pay under Applicable Law within thirty (30) days of the request for such information.

4.11.2    Subject to Section 4.11.3 below, each Shareholder authorizes the Company to withhold and pay over any withholding Taxes or other Taxes required to be withheld and to be paid by the Company in accordance with Applicable Law.

4.11.3    Prior to the Company withholding or paying any Taxes with respect to any Shareholder, the Company will (a) provide advance written, notice at least ten (10) days prior to making any such withholding or paying any Taxes with respect to any Shareholder, to the applicable Shareholder that such withholding or payment is intended (which notice will include a statement regarding the basis for such withholding or payment and identifying the Applicable Law requiring such withholding) and (b) cooperate with the applicable Shareholder in good faith to the extent reasonable to obtain reduction of or relief from such obligation to deduct and withhold. Any amounts withheld pursuant to this Section 4.11 shall be treated for all purposes of this Agreement as having been paid to the Shareholder in respect of which such deduction or withheld was made, provided that the Company shall (i) timely pay over to the appropriate Governmental Authority in accordance with Applicable Law any such amounts deducted or withheld and (ii) promptly provide to the Shareholder in respect of which such deduction or withholding was made, receipts or other evidence reasonably satisfactory to such Shareholder of such payment to the appropriate Governmental Authority. The Company and each Shareholder will take such actions as reasonably requested to obtain any refund or reduction of, or exemption from, any Taxes of the Company or any Shareholder that may result as a consequence of this Agreement and the transactions contemplated hereby.

4.12    U.S. Tax Elections.

4.12.1    Upon CDXC’s written request, the Company and any Subsidiary of the Company will make an election under Treasury Regulation Section 301.7701-3 on IRS Form 8832 to determine the entity classification of the Company or any Subsidiary of the Company for U.S. federal and state income Tax purposes as of the date and in the manner determined by CDXC in its sole and absolute discretion, including for this purpose, the preparation and execution of any corporate resolutions, corporate consents or similar documents determined by CDXC to be reasonably necessary or appropriate for the making of any election. CDXC shall have the right to review and comment on any IRS Form 8832 (or any successor form) for the Company or any Subsidiary of the Company and any other document relating to making such election.

4.12.2    The Company agrees to promptly provide CDXC with any information reasonably available and reasonably requested by CDXC so that CDXC can determine whether any election referred to in the foregoing paragraph should be made with respect to the Company and any Subsidiary or potential Subsidiary of the Company.

4.13    Tax Information.

4.13.1    The Company shall (a) pay, or caused to be paid, all Taxes required by Applicable Law with respect to the Company or any Subsidiary of the Company and comply with all other Tax compliance obligations (including with respect to transfer pricing and evidentiary requirements for transfer pricing) as required under Applicable Law, and (b) as soon as practicable after filing any Tax Return or any payment of Taxes by the Company or any Subsidiary, the Company shall deliver to each Shareholder a copy of each Tax Return and any other evidence of Taxes paid.

4.13.2    Upon request by any Shareholder, the Company shall cooperate with the Shareholders and their tax advisors in their efforts to determine whether the Company, or any Subsidiary of the Company, will be treated as a PFIC. In connection with a “Qualified Electing Fund” election made by a Shareholder pursuant to Section 1295 of the Code or a “Protective Statement” filed by any Shareholder’s Affiliates pursuant to U.S. Treasury Regulation Section 1.1295-3, as amended (or any successor thereto), upon request by any Shareholder, the Company shall provide or, with respect to any Subsidiary of the Company, cause to be provided, an annual financial information statement to such Shareholder in the form provided in Exhibit 4 to this Agreement (or in such other form as may be required to reflect changes in Applicable Law) as soon as reasonably practicable following the end of each taxable year of such Shareholder (but in no event later than sixty (60) days following the end of each such taxable year if reasonably practicable based on the timing of the request), and shall provide the Shareholders with access to such other Company, or Subsidiary, information as may be required for purposes of filing United States federal income tax returns of such Shareholder or Shareholder’s Affiliates in connection with such “Qualified Electing Fund” election or “Protective Statement”. All reasonable costs incurred by the Company in connection with the actions described in this Section 4.13.2 shall be borne by the Shareholders requesting such actions.

4.13.3    The Company shall provide the Shareholders with reasonable access to such Company information within its possession, power or control in a timely manner as may be required by any Shareholder to make due inquiry with its tax advisors on at least an annual basis regarding the Company’s, or any Subsidiary of the Company’s, status as a CFC with respect to the Shares held by such Shareholder and regarding whether any portion of the Company’s income is “Subpart F Income” (as defined in Section 952 of the Code) or “global intangible low-taxed income” under Section 951A of the Code. Each Shareholder shall reasonably cooperate with the Company and the other Shareholders and from time to time provide information about such Shareholder, such Shareholder’s Affiliates, and such Shareholder’s direct and indirect owners, in order to enable a Shareholder’s tax advisors to determine the status of such Shareholder, such Shareholder’s Affiliates or a direct or indirect owner of such Shareholder as a “United States Shareholder” within the meaning of Section 951(b) of the Code. No later than sixty (60) days following the end of each taxable year of the Company, the Company shall provide to each Shareholder the Company’s capitalization table as of the end of the last day of such taxable year. All reasonable costs incurred by the Company in connection with the actions described in this Section 4.13.3 shall be borne by the Shareholders requesting such actions.

4.13.4    The Company agrees to provide each Shareholder with any information requested by such Shareholder that relates to the Company and which is reasonably necessary for such Shareholder (or its parent company(ies)) to complete such Shareholder’s (or its parent company’s(ies’)) Tax Returns or to calculate the amount of such Shareholder’s (or its parent company’s(ies’)) Taxes that arise in connection with owning an interest in the Company, including providing the information necessary to prepare IRS Forms 8865, 5471 and 1118, and any other information that may be required with respect to the Company as a result of any of the Shareholders’ (or their parent companies’) direct or indirect ownership of the Company. All reasonable costs incurred by the Company in connection with the actions described in this Section 4.13.4 shall be borne by the Shareholders requesting such actions.

4.13.5    The information referred to in Sections 4.13.1 to 4.13.4 above shall be provided within a reasonable time upon request (such request to include reasonable details) and not to exceed thirty (30) days from such request.

4.14    Tax Proceedings; Tax Matters.

4.14.1    In the event any Taxing authority informs the Company (or any of its Subsidiaries or any other Person in which the Company directly or indirectly holds an interest) of any notice of proposed audit, claim, assessment or other dispute with respect to Taxes (a “Tax Proceeding”) either: (a) relating to the Company or any Subsidiary of the Company; (b) that the Company would reasonably expect to relate to a Shareholder or (c) for which the Company would reasonably expect a Shareholder may be liable, the Company shall promptly notify such Shareholder upon the receipt of such notice. The Company shall provide any information reasonably available to the Company or its Affiliates reasonably requested by such Shareholder in connection with such Tax Proceeding.

4.14.2    In the event any Taxing authority informs a Shareholder of any Tax Proceeding of the Company (or any of its Subsidiaries or any other Person in which the Company directly or indirectly holds an interest), the Shareholder shall promptly notify the Company upon the receipt of such notice. Each Shareholder shall provide to the Company any information reasonably available to the Shareholder or its Affiliates reasonably requested by the Company in connection with such Tax Proceeding. The Company shall keep each Shareholder reasonably informed on the status of any such Tax Proceeding, and the Company shall not settle (or cause to be settled) the Tax Proceeding without receiving the prior written consent of each Shareholder owning at least twenty percent (20%) of all of the issued and outstanding Shares in the Company, which consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, the Company (or its Subsidiary or any other Person in which the Company directly or indirectly holds an interest, as applicable) shall be solely responsible for the assessment of any Taxes or any costs or expenses (including any costs or expenses relating to managing the Tax Proceeding) with respect to any Tax Proceeding for Taxes of the Company or any of its Subsidiaries.

4.14.3    To the extent the Company is treated as a partnership for U.S. federal income tax purposes, for purposes of U.S. federal income and applicable state and local tax purposes, CDXC or a CDXC Designee shall (a) be designated as the “partnership representative” (within the meaning of Section 6223(a) of the Code and similar provisions of state and local Applicable Law of the Company and (b) if necessary, CDXC shall select a “designated individual” within the meaning of Treasury Regulations Section 301.6223-1(b)(3) and similar provisions of state and local Applicable Law (together with the “partnership representative,” as applicable, the “Tax Matters Shareholder”). The Company shall comply with all requirements to effect such designations. Except as otherwise provided in this Section 4.14.3, the Tax Matters Shareholder is authorized to take all actions and make all elections and determinations that arise in connection with being the Tax Matters Shareholder of the Company and to make all determinations concerning allocations for purposes of maintaining U.S. Capital Accounts and any U.S. Tax matter or elections (including any election under Section 754). CDXC shall have the right to designate an internationally recognized accounting or law firm as a tax advisor (including the relevant contact person at such firm) that is reasonably acceptable to the other Voting Shareholders to be retained by the Company and its Subsidiaries (any such person, the “Tax Advisor”) whose costs and expenses shall be borne by the Company. Expenses incurred by the Tax Matters Shareholder defending any U.S. federal or state income tax returns as the Tax Matters Shareholder or in a similar capacity shall be borne by the Company and the Tax Matters Shareholder shall be reimbursed for such amounts. To the maximum extent permitted by Applicable Law, the Tax Matters Shareholder will not be liable for, and will be indemnified and held harmless by the Company against, any losses and expenses arising from any civil, criminal or administrative proceeding by reason of it being the Tax Matters Shareholder of the Company.

ARTICLE 5

ADDITIONAL COVENANTS; REPRESENTATIONS AND WARRANTIES

5.1    Intellectual Property Rights. The Parties acknowledge and agree that (a) all CDXC Technology, (b) any Inventions developed, created, conceived or reduced to practice by the Group Companies that incorporates, combines, includes, embodies, contains, improves, is based upon, or otherwise relates to CDXC Technology (the “Group Companies Inventions”), and (c) all CDXC Marks, in each case together with all Intellectual Property Rights therein, shall be exclusively owned by CDXC or its Affiliates, as applicable. The Group Companies hereby assign to CDXC all right, title and interest in and to any Group Companies Inventions and CDXC Marks and all Intellectual Property Rights therein. All rights to the CDXC Technology and Group Companies Inventions and CDXC Marks are hereby reserved by CDXC and its Affiliates, as applicable. Subject to the terms and conditions of this Agreement, CDXC or its Affiliate hereby grant the Group Companies a royalty free right and license in the Territory to use and display the “ChromaDex” name (which for clarity, is considered a CDXC Mark hereunder) within the name of the Group Companies, but only so long as such Group Companies exercise such license in connection with the Business as limited herein. CDXC and its Affiliates may conduct quality control inspections of the Group Companies use of the licensed ChromaDex name, and request samples of how the Group Companies use such name. CDXC may request that the Group Companies take down or remove any use of the “ChromaDex” name that CDXC reasonably determines is or would reasonably be likely to have an adverse impact on the value, reputation or goodwill associated with the “ChromaDex” name, and the Group Companies will use good faith efforts to comply with such requests as soon as commercially reasonably possible.

5.2    No Contest; Negative Publicity. Each of the Group Companies agrees that it will not and will cause the Shareholders to not, directly or indirectly, contest, challenge or attach CDXC’s or its Affiliates’ right, title or interest in or to the CDXC Technology CDXC Marks or any other Intellectual Property Rights of CDXC or its Affiliates. Each Group Company agrees that it and any other Person acting on its behalf will not, directly or indirectly, engage in any conduct or practice that is disparaging to CDXC or its Affiliates, the CDXC Technology, the CDXC Marks or the Intellectual Property Rights of CDXC or its Affiliates or otherwise portrays CDXC or its Affiliates, the CDXC Technology, the CDXC Marks or the Intellectual Property Rights of CDXC or its Affiliates in a negative light. If a Group Company becomes aware that any Shareholder violates this Section 5.2, the Group Companies will exercise all rights that it has to remove such Shareholder from the Company and redeem any interest such Shareholder has in the Company without reimbursement to such Shareholder and without recourse. All goodwill derived from use of the CDXC Marks, including by Group Companies pursuant to the license grant set forth in Section 5.1 above, shall inure to the benefit of CDXC. Each other Party shall (and shall cause its Affiliates to) do such things as CDXC may reasonably request in order for CDXC to obtain the ownership and benefit of the CDXC Marks and related goodwill.

5.3    Rights to Regulatory Approvals. CDXC or its Affiliate will supply product samples, data and documentation as may be reasonably needed by the Group Companies for application of the Blue Hat Registration and the Company shall promptly reimburse CDXC and its Affiliates for all reasonable costs and expenses incurred by CDXC and its Affiliates therefor. Notwithstanding anything to the contrary in this Agreement, all regulatory approvals and applications therefor, obtained or completed in connection with the JV Purpose or related to the Product, including any related records (“Regulatory Approvals”) shall be owned by CDXC or its designee and held in the name of CDXC or its designee. In the event of termination of this Agreement or any liquidation, dissolution, bankruptcy or similar proceeding or substantial abandonment of discontinuation of the active operations of the Group Companies, then CDXC or its designee (as applicable) shall have the sole and exclusive right to continue maintaining the ownership rights to all such Regulatory Approvals.

5.4    Blue Hat Registration. Taikuk and the other Parties agree to cooperate, reasonably and in good faith, in obtaining all applicable Regulatory Approvals required to commercialize the Products in the Territory, including the Blue Hat Registration in China for all of the Products.

5.5    Confidentiality and Publicity.

5.5.1    Confidential Information. The Parties recognize that, in connection with the performance of this Agreement and the other Transaction Documents, each Party (in such capacity, the “Disclosing Party”) may disclose Confidential Information (as defined below) to the other Parties (each, in such capacity, a “Receiving Party”). For purposes of this Agreement, “Confidential Information” means information disclosed in connection with the transactions contemplated under the Transaction Documents that is confidential or proprietary (whether owned by the Disclosing Party or a third party to whom the Disclosing Party owes a non-disclosure obligation), including the business, future plans, technology, Intellectual Property Rights, financial information, projections and customer information of a Party. Confidential Information does not include information which: (a) was known to a Receiving Party or its Affiliates at the time of the disclosure by the Disclosing Party through no breach of this Section 5.5 by such Receiving Party or its Affiliates; (b) has become publicly known through no breach of this Section 5.5 by a Receiving Party or its Affiliates; (c) has been received by a Receiving Party or its Affiliates from a third party which, to the knowledge of the Receiving Party or its Affiliates, is not subject to a confidentiality obligation to the Disclosing Party; or (d) has been independently developed by a Receiving Party or its Affiliates without access to or reliance on any Confidential Information.

5.5.2    Confidentiality Obligation. The Receiving Party agrees (a) to keep the Confidential Information of the Disclosing Party confidential as it treats its own confidential information, and not to use the Confidential Information for any purpose other than in the performance of its obligations or the exercise of rights under the Transaction Documents and (b) not to disclose any such Confidential Information, except (i) to its Affiliates and its and their respective, directors, officers and employees and investors, auditors, bankers, financiers, agents, representatives, lawyers, financial advisers and other advisers (collectively, the “Representatives”) who reasonably need to know the Confidential Information in connection herewith, provided that such Representatives are subject to confidentiality obligations no less restrictive than those set out in this Section 5.5 and that the Receiving Party shall remain responsible for the breach of any confidentiality obligations under this Section 5.5 by any of its Representatives and (ii) pursuant to, and to the extent required by, Applicable Law (including an order of a Governmental Authority or applicable rules of a stock exchange); provided that, to the extent permitted by Applicable Law, the Receiving Party shall, (A) to the extent possible, promptly notify the Disclosing Party of such need to disclose Confidential Information under this Section 5.5.2 in order to provide the Disclosing Party a reasonable opportunity to contest such Applicable Law or order or seek a grant of confidential treatment by the applicable Governmental Authority or stock exchange on any Confidential Information, and (B) reasonably cooperate with the Disclosing Party, at its expense, in attempting to contest such Applicable Law or order or obtain such grant at the Disclosing Party’s expense.

5.5.3    Confidentiality of Agreement; Publicity. Each Party agrees that the terms and conditions of the Transaction Documents shall be treated as Confidential Information for purposes of Section 5.5.2 (with such Party being treated as the Receiving Party and each other Party being treated as the Disclosing Party, for purposes of applying Section 5.5.2 to the confidentiality of the terms and conditions of the Transaction Documents). Unless otherwise required by Applicable Law (including an order of a Governmental Authority or applicable rules of a stock exchange), no Party shall make any press release, public announcement or any other public statement with respect to the transactions contemplated by the Transaction Documents without the prior agreement of each of the other Parties. Notwithstanding anything to the contrary contained herein, CDXC may file a copy of this Agreement and the other Transaction Documents with the United States Securities and Exchange Commission and Nasdaq Stock Market LLC.

5.6    Compliance Programs.

5.6.1    Anti-Corruption Policy. The Group Companies shall adopt a policy designed to ensure compliance with Anti-Corruption Laws that is in form and substance modelled on CDXC’s or its Affiliates’ Anti-Corruption Laws policy (the “Anti-Corruption Policy”) and each Party shall cause the Directors appointed by such Party to sign the Anti-Corruption Policy. The Group Companies shall have in place policies, systems, controls and procedures that are sufficient: (a) to prevent it and its Associated Persons from violating any Anti-Corruption Laws, (b) for reporting to the Board a violation or suspected violation of Anti-Corruption Laws, and (c) for ensuring that all such reports are fully investigated and the findings reported to the Board for any appropriate action. The Group Companies shall not, and shall cause its Associated Persons not to, directly or indirectly, offer, pay, promise to pay or authorize the giving of any monies or financial or other advantage or any other thing of value to any Person: (i) for the purpose of inducing or rewarding that Person or any other Person to perform their role or function improperly; (ii) for the purpose of influencing a Public Official in relation to any decision, act or other performance of their official role or function, including a decision to fail to perform that role or function, so as to obtain or retain business or a business advantage of any kind; or (iii) that is otherwise in breach of any applicable Anti-Corruption Laws or the Anti-Corruption Policy. The Group Companies shall not, and shall cause its Associated Persons not to, directly or indirectly, request, accept, agree to receive or authorize the acceptance of any monies or financial or other advantage from any Person: (A) as an inducement or reward for the improper performance of any role or function; or (B) that is otherwise in breach of any applicable Anti-Corruption Laws or the Anti-Corruption Policy. The Group Companies shall keep full and accurate books and records (including financial records), and make all books and records and other relevant documentation of the Group Companies available to the Shareholders’ duly authorized representatives to audit or investigate as deemed necessary by the Shareholders to verify the Group Companies’ compliance with Anti-Corruption Laws and this Section 5.6 and with any anti-corruption certification delivered by the Group Companies. Except as agreed in writing by the Voting Shareholders, the Group Companies will not retain any Public Official as an employee, agent or consultant. The Group Companies shall, and shall cause its Associated Persons to, receive appropriate training in ethical business practices, including a regular annual training program and any training required by Applicable Law or reasonably requested by a Shareholder, in each case with training materials and formats approved by CDXC, and the Group Companies shall maintain accurate and current records of all such training activities. The Group Companies and each of its directors will annually by December 31, and each of the employees and seconded employees of the Group Companies will at each Shareholder’s request, complete a certification prepared in the form attached hereto as Exhibit 3 attesting that such Person has not committed any act prohibited by the Anti-Corruption Laws or the Anti-Corruption Policy and is not aware of any facts or circumstances suggesting that a violation of the Anti-Corruption Laws or the Anti-Corruption Policy has occurred or may have occurred.

5.7    Sanctions and Trade Controls Policy. The Group Companies shall adopt a policy designed to ensure compliance with Sanctions and Trade Controls, and each Party shall cause the Directors appointed by such Party to sign such policy. The Group Companies shall not, and shall use reasonable best efforts to cause its Associated Persons not to, directly or indirectly, transact or deal with a Sanctioned Person or Sanctioned Country, or otherwise violate Sanctions or Trade Controls.

5.8    Representations and Warranties.

5.8.1    Representations and Warranties of the Company. As of the Closing Date, the Company hereby represents and warrants to the other Parties that:

(a)    The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to conduct its business in accordance with its Constitutional Documents and to enter into and perform fully each of its obligations under this Agreement and the other Transaction Documents to which the Company is to be a party, including the due authorization, issuance, sale and delivery of the Shares contemplated in this Agreement. When issued in accordance with the terms hereof, the Shares will be (i) duly authorized and validly issued and fully paid and non-assessable and (ii) free and clear of all Encumbrances (other than Encumbrances incurred by a Shareholder, restrictions arising under applicable securities laws, or restrictions imposed by this Agreement).

(b)    All corporate actions on its part necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which the Company is to be a party and for the performance of all of its obligations hereunder and thereunder has been taken. This Agreement and the other Transaction Documents to which the Company is a party or will be a party, when executed and delivered, shall each constitute its valid and legally binding obligation, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles.

(c)    Other than any licenses, permits, certifications, authorizations or regulatory approvals required to be obtained in connection with the Business, no consent, authorization, license, permit, registration or approval of, or exemption or other action by, any Governmental Authority or any other Person, is required in connection with its execution, delivery and performance of this Agreement or any other Transaction Document to which the Company is to be a party.

(d)    The execution, delivery and performance of this Agreement and the Transaction Documents to which the Company is to be a party will not (i) violate its Constitutional Documents, (ii) violate any judgment, order, writ, injunction or decree of any court or other Applicable Law applicable to it, (iii) result in its violation of any applicable licenses, permits or authorizations, (iv) result in the breach of, give rise to a right of termination, cancellation or acceleration of any obligation with respect to (presently or with the passage of time), or otherwise be in conflict with any term of, or affect the validity or enforceability of, any agreement or other commitment to which the Company is a party or by which the Company is bound, or (v) result in the creation of any Encumbrance upon any of its assets except, with respect to sub-clauses (ii) through (iii), as would not materially and adversely affect its ability to perform its obligations under this Agreement and any other Transaction Document to which the Company is to be a party.

(e)    There is no action, suit, proceeding or governmental investigation pending or, to its knowledge, threatened, against the Company before any Governmental Authority which question or challenge its right to enter into or perform, or which question or challenge the validity of, or that would affect in any way its ability to enter into or perform this Agreement or any other Transaction Document to which the Company is to be a party.

(f)    Assuming the accuracy of the representations and warranties of each applicable Shareholder set forth in Section 5.8.2(f) (Investment Representations), the offer and sale of the Shares pursuant to this Agreement will be exempt from the registration requirements of the Securities Act.

(g)    The Company is not, and immediately after giving effect to the sale of the Shares in accordance with this Agreement and the application of the proceeds thereof, will not be required to be registered as, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(h)    Immediately prior to the Closing, the Company has one share in issue to Asia Pacific Scientific, Inc.

(i)    There are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the Company Securities. No Company Securities, or Shares issuable upon exercise or exchange of any outstanding Company Securities, are subject to any preemptive rights, rights of first refusal or other rights to purchase such Securities (whether in favor of the Company or any other Person).

5.8.2    Representations and Warranties of the Shareholders. As of the Closing Date, each Shareholder hereby represents and warrants to the other Parties that:

(a)    It is duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to conduct its business in accordance with its Constitutional Documents and to enter into and perform fully each of its obligations under this Agreement and the other Transaction Documents to which it is to be a party.

(b)    All corporate actions on its part necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which it is to be a party and for the performance of all of its obligations hereunder and thereunder has been taken. This Agreement and the other Transaction Documents to which it is a party or will be a party, when executed and delivered, shall each constitute its valid and legally binding obligation, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles.

(c)    Other than any licenses, permits, certifications, authorizations or regulatory approvals required to be obtained in connection with the Business, no consent, authorization, license, permit, registration or approval of, or exemption or other action by, any Governmental Authority or any other Person, is required in connection with its execution, delivery and performance of this Agreement or any other Transaction Document to which it is to be a party.

(d)    The execution, delivery and performance of this Agreement and the Transaction Documents to which it is to be a party will not (i) violate its Constitutional Documents, (ii) violate any judgment, order, writ, injunction or decree of any court or other Applicable Law applicable to it, (iii) result in its violation of any applicable licenses, permits or authorizations, (iv) result in the breach of, give rise to a right of termination, cancellation or acceleration of any obligation with respect to (presently or with the passage of time), or otherwise be in conflict with any term of, or affect the validity or enforceability of, any agreement or other commitment to which it is a party or by which it is bound, or (v) result in the creation of any Encumbrance upon any of its assets except, with respect to sub-clauses (ii) through (iii), as would not materially and adversely affect its ability to perform its obligations under this Agreement and any other Transaction Document to which it is to be a party.

(e)    There is no action, suit, proceeding or governmental investigation pending or, to its knowledge, threatened, against it before any Governmental Authority which question or challenge its right to enter into or perform, or which question or challenge the validity of, or that would affect in any way its ability to enter into or perform this Agreement or any other Transaction Document to which it is to be a party.

(f)    Investment Representations.

(i)    Such Shareholder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(ii)    Such Shareholder has been advised by the Company that the Shares have not been registered under the Securities Act, that the Shares will be issued on the basis of the statutory exemption provided by Section 4(a)(2) under the Securities Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering and under similar exemptions under certain state securities laws, that this transaction has not been reviewed by, passed on or submitted to any federal or state agency or self-regulatory organization where an exemption is being relied upon, and that the Company’s reliance thereon is based in part upon the representations made by such Shareholder in this Agreement. Such Shareholder acknowledges that it has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of securities

(iii)    Such Shareholder is purchasing the Shares for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of federal or state securities laws.

(iv)    By reason of its business or financial experience, such Shareholder has the capacity to protect its own interest in connection with the transactions contemplated hereunder.

(v)    Such Shareholder recognizes that investing in the Company involves substantial risks, and has taken full cognizance of and understands all of the risk factors related to the acquisition of the Shares. Such Shareholder has carefully considered and has, to the extent it believes such discussion necessary, discussed with such Shareholder’s professional legal, tax and financial advisers the suitability of an investment in the Company, and such Shareholder has determined that the acquisition of the Shares is a suitable investment for such Shareholder. Such Shareholder (A) has not relied on the Company or any of its representatives or Affiliates for any tax or legal advice in connection with the purchase of the Shares and (B) acknowledges that neither the Company nor any of its representatives or Affiliates has provided or will provide any tax or legal advice to such Shareholder. In evaluating the suitability of an investment in the Company, such Shareholder has not relied upon any representations or other information other than as stated under this Agreement.

5.8.3    Additional Representations and Warranties and Covenants. As of the Closing Date, each Party hereby represents and warrants to the other Parties that:

(a)    Such Party or, as far as such Party is aware, none of its current Associated Persons have (i) violated or committed an offense under any Anti-Corruption Laws, (ii) authorized, offered, promised or given any financial or other advantage (including any payment, loan, gift or transfer of anything of value), directly or indirectly, to or for the use or benefit of any Public Official (or to another Person at the request or with the assent or acquiescence of such Public Official), or any other Person, in order to assist such Party or such Party’s Associated Person in improperly obtaining or retaining business for or with any Person, improperly directing business to any Person, or securing any improper advantage, or (iii) taken any other action which would violate Anti-Corruption Laws.

(b)    Such Party and its respective Subsidiaries has kept and will keep full and accurate books and records of all payments made in connection with this Agreement and any other Transaction Document to which it is a party.

(c)    Such Party and its respective Subsidiaries has in place policies, systems, controls and procedures reasonably designed to prevent it and its Associated Persons from violating any Anti-Corruption Laws or Anti-Money Laundering Laws.

(d)    Such Party or, as far as such Party is aware, its current Associated Persons, is not or has not been the subject of any investigation, inquiry or litigation, administrative or enforcement proceedings by any Governmental Authority regarding any offence or alleged offence under the Anti-Corruption Laws or Anti-Money Laundering Laws, and so far as such Party is aware, no such investigation, inquiry or proceedings have been threatened in writing or are pending, and there are no circumstances likely to give rise to such investigation, inquiry or proceedings.

(e)    Such Party is not ineligible or treated by any Governmental Authority as ineligible to tender for any contract or business with, or be awarded any contract or business by, such Governmental Authority, or to tender for or perform any sub-contracting work under a contract with such Governmental Authority.

(f)    Such Party is not owned or Controlled by, a Sanctioned Person, and none of their respective officers or directors is a Sanctioned Person. For the preceding five years as of the date hereof, such Party has not knowingly engaged in, or is now knowingly engaged in, any dealings or transactions (i) with any individual or entity that at the time of the dealing or transaction is or was a Sanctioned Person, (ii) in any country or territory that at the time of the dealing or transaction is or was a Sanctioned Country, (iii) in violation of applicable Sanctions or Trade Controls, or (iv) that might reasonably be expected to cause such person to become a Sanctioned Person.

(g)    Without limiting the foregoing, such Party shall comply with, and shall cause the Group Companies to use reasonable best efforts to comply with, all Applicable Laws in relation to the performance of its and their obligations hereunder or in connection with the Business, including the provisions of the Anti-Corruption Laws and the Anti-Money Laundering Laws and applicable Sanctions and Trade Controls.

(h)    Such Party will not conduct or participate in any transaction, dealing, or activity that might reasonably be expected to cause such Party to become a Sanctioned Person.

5.9    Insurance.

5.9.1    After Blue Hat Registration and during the remaining term of this Agreement, the Company shall maintain, at its own cost and expense, the following insurance: (a) all insurance, in types and amounts, required by Applicable Law to be maintained by a company operating in the jurisdiction(s) in which the Company is operating; (b) general liability insurance, in the form of commercial general liability, public liability or otherwise, with limits to be determined by the Company and (c) errors and omissions/professional liability insurance, with limits to be determined by the Company.

5.9.2    The Company shall be responsible for all deductibles, self-insured retentions and any and all other self-insurance mechanisms and requirements to which the required insurance is subject.

5.9.3    All insurance maintained by the Company shall, where commercially reasonably attainable, contain a waiver of the insurer’s subrogation rights in favor of the Shareholders, their respective subsidiaries and Affiliates, and all such companies’ respective directors, officers and employees.

5.9.4    The foregoing insurance shall be maintained while this Agreement is in effect, provided that if the errors and omissions/professional liability coverage is being maintained on a claims-made basis, then if the Company is dissolved or otherwise wound up or terminated, the Company, prior to such dissolution, winding up or termination, shall purchase, at its own cost and expense, an extended reporting period of no less than six (6) years on the errors and omissions/professional liability policy.

5.9.5    Upon request, the Company shall provide each Shareholder a certificate of insurance evidencing that the insurance required herein is being maintained. In the event that any of the insurance required herein is cancelled or nonrenewed, the Company shall replace such insurance so that no lapse in coverage occurs, and shall provide each Shareholder a revised certificate of insurance evidencing same. Upon request, the Company shall provide a requesting Shareholder a complete copy of any of the insurance required to be maintained herein.

5.10    Supply Agreement. Following the Closing, CDXC may cause the Company to enter into a supply agreement for the Product(s) with ChromaDex Corporation or its Affiliate or designee (collectively, “CDXC Designee”) with the terms and conditions to be decided upon between CDXC or its Affiliates, on the one hand, and CDXC Designee, on the other hand.

5.11    Equity Incentive Plan. Following the Closing, the Board may adopt an equity incentive plan for employees of the Company on terms reasonably acceptable to the Board (the “Equity Incentive Plan”). In the discretion of the Board, the Equity Incentive Plan will provide for grants of equity incentive awards to members of the Board.

ARTICLE 6

TERM AND TERMINATION

6.1    Termination. This Agreement may be terminated as follows:

6.1.1    Expiration of Term. This Agreement shall terminate on the twentieth (20th) anniversary of the Closing Date, unless the Parties otherwise agree in writing to extend prior to such termination (such term, as it may be extended, the “Term”).

6.1.2    Termination by Unanimous Consent. This Agreement may be terminated at any time by CDXC.

6.1.3    Termination Before Expiration of the Term. CDXC may terminate this Agreement at its sole discretion by written notice to Taikuk upon the occurrence of any of the following:

(a)    any Party materially breaches this Agreement (such a Party, a “Breaching Party”), and such breach is not remedied within thirty (30) days of the non-breaching Party giving written notice of such breach to the Breaching Party;

(b)    any Party, or any Person with Control over any other Party, (such a Party, an “Insolvent Party”) becomes bankrupt or insolvent, or is the subject of proceedings for liquidation or dissolution only wherein any of which results in an inability of the Insolvent Party to perform the functions of its business in their ordinary course, or ceases to carry on business or becomes unable to pay its debts as and when they become due and payable; provided, however, that, notwithstanding anything to the contrary contained herein, no right of termination shall exist due to the bankruptcy, insolvency, liquidation or dissolution of the investors of CDXC or the members of the CDXC board of directors or their Affiliates; or

(c)    any Party is not in compliance in all material respects with the requirements of all Applicable Laws (such Party, a “Non-Complying Party”).

Notwithstanding anything to the contrary in this Agreement, in lieu of terminating this Agreement under this Section 6.1.3, the Voting Shareholder may elect to terminate this Agreement only with respect to the applicable Breaching Party, Insolvent Party or Non-Complying Party (as applicable, a “Defaulting Party”) and such Defaulting Party will forfeit any and all interest such Defaulting Party has in the Group Companies without any additional consideration therefor and without any further action by the Group Companies.

6.1.4    Partial Termination. This Agreement shall be terminated with respect to a Shareholder if such Shareholder (together with its Affiliates) no longer owns any Company Securities.

6.2    Effect of Termination.

6.2.1    Voluntary Liquidation. In the event that this Agreement is terminated pursuant to Section 6.1.1 or Section 6.1.2, the Shareholders shall procure that the Company be put into voluntary liquidation and dissolution in accordance with Section 6.2.3.

6.2.2    Upon termination of this Agreement pursuant to this Article 6, this Agreement shall be of no force and effect, provided that Article 1 (Definitions and Interpretation), Sections 5.1 (Intellectual Property Rights), 5.5 (Confidentiality and Publicity), this Article 6 (Term and Termination), Article 7 (Transfer Restrictions) and Article 8 (General Provisions) shall survive the termination of this Agreement and shall remain in full force and effect. All other rights and obligations of the Parties hereunder shall terminate without any liability on the part of any Party in respect thereof, except that such termination shall not relieve any Party of any liability for any fraud, intentional misrepresentation or criminal or willful misconduct, or a breach of the terms and provisions contained in this Agreement arising prior to termination.

6.2.3    Upon termination of this Agreement in accordance with its terms, the Company shall thereafter engage in no further business other than that which is necessary to wind up the Business, and after the payment of the Company’s liabilities, the assets of the Company shall be applied and distributed, where the Company is solvent, by the Directors, or, where the Company is insolvent, by one or more liquidators appointed or nominated for appointment by the Shareholders, upon the passing of a special resolution to wind up the Company, in accordance with the priority of payments prescribed by the applicable law, provided that any surplus assets of the Company that are available for distribution to its members shall be applied: (a) to the Non-Voting Shareholders (on a pro rata basis based on their respective Pro Rata Portions) in an amount equal to the lesser of (i) an aggregate amount equal to US $1,000,000 and (ii) the Non-Voting Shareholders’ aggregate Pro Rata Portion of any such surplus assets; and (b) the balance, in its entirety, to the Voting Shareholder.

6.2.4    Upon termination or expiration of this Agreement for any reason, the Parties agree that, pursuant to Section 5.3, no Party other than CDXC or its designee shall have any rights to any Regulatory Approvals.

6.2.5    Upon dissolution of the Company, the Parties shall do and perform, or cause to be done and performed, all such further acts, and shall execute and deliver all such other agreements, certificates, instruments, and documents, as necessary to give effect to the dissolution, liquidation and deregistration of the Company, including causing their respective Directors to timely approve the termination and signing all relevant documents required to obtain all consents from the applicable Governmental Authorities with respect to the dissolution, liquidation and deregistration of the Company.

ARTICLE 7

TRANSFER RESTRICTIONS

7.1    General Restriction Against Transfer of Company Securities. A Shareholder shall not Transfer any of the Company Securities held by it to any Person and shall cause its Affiliates not to Transfer their indirect interests in the Company Securities to any Person unless (a) such Transfer is in accordance with Section 7.2 and (b) such Transfer is approved in writing by the Voting Shareholder. Any Transfer in contravention of the provisions of this Article 7 shall be null and void. Notwithstanding anything to the contrary contained in this Agreement, no consent shall be required for pledges of assets in connection with disclosed and consensual debt financing transactions of a Party. For the avoidance of doubt, no Company Securities subject to a Right of Repurchase may be Transferred.

7.2    Permitted Transfers.

Each Shareholder (the “Transferring Party”) may Transfer its Company Securities to its Affiliates (the “Transferee Affiliate”), provided that (a) such Shareholder shall (i) provide the other Shareholders with reasonable evidence for its relationship with the Transferee Affiliate no later than thirty (30) days before the effective date of the Transfer and (ii) deliver to the other Shareholders on or prior to the effective date of the Transfer a Deed of Adherence duly executed by the Transferee Affiliate, (b) the Transferring Party shall continue to be bound by all of its obligations under the Transaction Documents on a joint and several basis with the Transferee Affiliate, and (c) in the event the Transferee Affiliate ceases to be an Affiliate of the Transferring Party, such Transferee Affiliate shall immediately Transfer the Company Securities held by it to the Transferring Party or another Person that qualifies as an Affiliate of the Transferring Party. Each Shareholder and its Transferee Affiliates will be treated as one Shareholder for all purposes under this Agreement.

7.3    Drag-Along Rights.

7.3.1    If any Person or group of Persons not affiliated with any Shareholder renders a bona-fide offer to acquire more than 50% of the Shares, or more than 50% of the assets or business of the Company, by share or asset purchase, merger, or otherwise (“Exit Transaction”) and Shareholders holding at least 50% of the Voting Shares approve of such offer (the Shareholders approving of such offer, the “Dragging Shareholders”), then each Party hereto shall, upon request of the Dragging Shareholders, be obliged to make all statements and take all actions necessary or appropriate to implement the Exit Transaction. In any event, this obligation shall, in particular, but without limitation, include the obligation of each Shareholder to (a) vote all of his, her or its Shares in favor of such transaction, to the extent any such vote is necessary or appropriate in this respect (e.g., also regarding the performance of due diligence by the Company or the potential acquirer), (b) sell, transfer and/or exchange all of his, her or its Shares in connection with such transaction at (pro rata) the terms of such offer, but subject to, and applying the provisions of, the proceeds preference in Section 6.2.3, and (c) execute and deliver such instruments and take such other action, including executing any purchase agreement, license agreement, swap, merger or contribution agreement or other and related documents, as may be reasonably required for such purpose. The Dragging Shareholders shall be entitled to request that an M&A advisor or other suitable consultant or other person (“Negotiator”) is instructed and authorized by the Company (and/or, if so requested, by all Shareholders) to prepare an Exit Transaction, identify and approach potential acquirers, and negotiate all terms and conditions of the Exit Transaction with such potential acquirer or acquirers. The Dragging Shareholders may determine the Person to act as Negotiator. In case the Shareholders enter into binding agreements on an Exit Transaction, any costs of the Negotiator invoiced in connection with such Exit Transaction shall be borne by all Shareholders pro rata to the proceeds received by them from such Exit Transaction. The Negotiator shall be entitled at any time upon its instruction by the Dragging Shareholders to demand that all Shareholders immediately submit to the Negotiator respective powers of attorney by way of separate deed to effect the Exit Transaction.

7.4    Actions Concerning Transfers. The Company shall register any Transfer of Company Securities which complies with the provisions of this Article 7. The Company shall not register any Transfer of Company Securities on its books in violation of this Article 7.

7.5    Scope of Transfer Restrictions. The provisions of this Agreement shall apply to any Company Securities which may be issued or transferred hereafter to a Shareholder or to its Affiliates in consequence of any additional issuance, purchase, exchange or reclassification of Company Securities, corporate reorganization, or any other form of re-capitalization, or consolidation, or merger, or share split, or share dividend or otherwise.

ARTICLE 8

GENERAL PROVISIONS

8.1    Governing Law. The Agreement and all non-contractual or other obligations arising out of or in connection with it shall be governed by the laws of Hong Kong.

8.2    Dispute Resolution.

8.2.1    All disputes arising out of or in connection with this Agreement shall be settled by arbitration in Los Angeles, California and by the rules of arbitration governed by JAMS under its JAMS Rules then in effect. The seat of arbitration shall be Los Angeles, California. The number of arbitrators shall be one, which shall be appointed by CDXC. The arbitration proceedings shall be conducted in English. The arbitrator shall have the authority to grant specific performance, and to allocate among the Parties the costs of arbitration in such equitable manner as the arbitrators may determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Notwithstanding the foregoing and without prejudice to Parties’ agreement to arbitrate, any Party shall have the right to institute a legal action in a court of proper jurisdiction for injunctive relief and/or a decree for specific performance pending final settlement by arbitration.

8.2.2    If more than one arbitration is commenced under the Transaction Documents and any Shareholder believes that two or more of such arbitrations are substantially related, JAMS may, at the request of a Shareholder to consolidate all or a part of the matters in dispute in the various arbitrations upon the terms or conditions as the arbitral tribunal deems fit, taking into account the interests of justice and efficiency, the stage of the proceedings and all other relevant circumstances. In addition, if arbitration proceedings have already been commenced under any other Transaction Documents (a “Pre-Existing Arbitration”), and a Shareholder believes that there is a dispute under this Agreement that is substantially related to, or involves the same parties or issues as, a Pre-Existing Arbitration, then either Shareholder may seek to refer such dispute to the arbitral tribunal in the Pre-Existing Arbitration. The Shareholders agree that JAMS will have the discretion to determine whether to consolidate such dispute with the Pre-Existing Arbitration, taking into account the interests of justice and efficiency, the stage of the proceedings and all other relevant circumstances. Subject to the compliance of the terms of this Section 8.2, the Shareholders expressly accept that any dispute under this Agreement may be disposed of in an arbitration proceeding relating to a dispute arising under another Transaction Document, even if the latter proceeding involves parties other than the Shareholders.

8.3    Notices and Other Communications. Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and in English and shall be provided by one or more of the following means and shall be deemed to have been duly given (a) if delivered personally, when received, (b) if transmitted by facsimile or electronic mail, on the date of transmission, (c) if by internationally recognized courier service, on the date of delivery as may be confirmed in writing to the sender by such courier service or (d) on the tenth Business Day from the date of posting in the case of pre-paid first class post, special delivery or registered post. All such notices, requests, demands and other communications shall be addressed as follows:

If to CDXC:

MCS, PO Box 309

Ugland House, Grand Cayman

KY1-1104, Cayman Islands

Attn: Heather Van Blarcom

Email: legal@chromadex.com

With a copy to (which notice alone shall not constitute proper notice under this Section 8.3):

Latham & Watkins LLP

10250 Constellation Blvd., Suite 1100

Los Angeles, CA 90067, USA

Attn: David Zaheer

Email: david.zaheer@lw.com

If to Taikuk:

No. 58, Yingfangli, Sanfangqiqiang, FZ China

Attn: Chris Yung Hui

Email: chris.hui@me.com

If to the Company:

40th Floor, Dah Sing Financial Centre, No. 248

Queen’s Road East, Wanchai, Hong Kong

Attn: Heather Van Blarcom

Email: legal@chromadex.com

With a copy to (which notice alone shall not constitute proper notice under this Section 8.3): CDXC and Taikuk (as provided in this Section 8.3).

or to such other address or electronic mail as a Party may have specified to the other Party in writing delivered in accordance with this Section 8.3.

8.4    Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for reference only and shall not be binding upon the Parties.

8.5    Severability. If any provision in this Agreement shall be found or be held to be invalid or unenforceable, then the meaning of said provision shall be construed, to the maximum extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party.

8.6    Expenses. For the avoidance of doubt, any documented and out-of-pocket costs and expenses reasonably incurred by any Party in connection with the Group Companies’ application for and obtaining of any permit or license required for the operation of the Business shall be borne entirely by the Company.

8.7    No Waiver. No waiver of any term or condition of this Agreement shall be valid or binding on a Party unless the same shall have been set forth in a written document, specifically referring to this Agreement and duly signed by the waiving Party. The failure of a Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the ability of a Party to enforce each and every such provision thereafter.

8.8    Entire Agreement; Amendments. The terms and conditions contained in this Agreement, and the other Transaction Documents (including the Annexes, Exhibits and Schedules thereto) constitute the entire agreement between the Parties and supersede all previous agreements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof. No agreement or understanding amending this Agreement shall be binding upon any Party unless set forth in a written document which expressly refers to this Agreement and which is signed and delivered by duly authorized representatives of each Party.

8.9    Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the other Parties’ prior written consent, except for any Shareholder to assign its rights or obligations hereunder in connection with a Transfer of such Shareholder’s Company Securities that is made in compliance with, and subject to, Article 7. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective successors and permitted assigns.

8.10    Cumulative Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by Applicable Law or otherwise on such Party, and the exercise of any one remedy will not preclude the exercise of any other remedy.

8.11    Specific Performance. Each Party agrees that irreparable harm, for which there may be no adequate remedy at law and for which the ascertainment of damages would be difficult, may occur in the event any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each Party accordingly agrees that each of the other Parties shall be entitled to seek an injunction or injunctions in accordance with Section 8.2 to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in each instance without being required to post bond or other security and in addition to, and without having to provide the adequacy of, other remedies at law.

8.12    No Agency. Nothing contained herein or done in pursuance of this Agreement shall be construed as any Party being the agent of any other Party for any purpose or in any sense whatsoever.

8.13    Third Party Beneficiaries. Except as expressly set forth herein, nothing herein, express or implied, is intended to nor shall be construed to confer upon or give to any Person, other than the Parties, any interests, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby. Except as expressly set forth herein, a Person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance, Cap. 623 of the laws of Hong Kong, to enforce or to enjoy the benefit of any term of this Agreement. For the avoidance of doubt, any amendments to or waiver under this Agreement shall not require the consent of any Person not a party to this Agreement.

8.14    Conflicts. To the extent permitted under Applicable Law, if any provision of this Agreement or any other Transaction Documents (other than the Constitutional Documents of the Group Companies) conflicts with any provision of the Constitutional Documents of any Group Company, the Parties agree that the provisions of this Agreement or such other Transaction Documents shall prevail and control as among the Parties. The Shareholders shall exercise their rights to cause such Constitutional Documents to be amended as soon as practicable to comply with the provisions of this Agreement and the applicable Transaction Documents.

8.15    Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument. This Agreement may be executed by delivery of a facsimile or .pdf copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page.

8.16    Further Assurances. Each of the Parties shall, from time to time, execute, or cause the execution of, such documents and instruments, or take any other action or cause (including cause the Directors appointed by it and its Affiliates) the taking of any other action to give full effect to the provisions of this Agreement and the other Transaction Documents.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as a deed of the date first above written.

EXECUTED AND DELIVERED                    )

as a deed by                                                         )         By:/s/ Heather Van Blarcom

CHROMADEX ASIA PACIFIC                      )         Name: Heather Van Blarcom

VENTURES LIMITED                                    )         Title: Authorised Director

By:/s/ Jocelyn He

Name: Jocelyn He

Title: Company Secretary

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as a deed of the date first above written.

EXECUTED AND DELIVERED                )

as a deed by                                                     )         By:/s/ Heather Van Blarcom

ASIA PACIFIC SCIENTIFIC, INC.           )         Name: Heather Van Blarcom

                                                                     )         Title: Authorised Director

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as a deed of the date first above written.

EXECUTED AND DELIVERED             )

as a deed by                                                  )         By:/s/ Tianyi Zheng

HONG KONG TAIKUK (CHINA)           )         Name: Tianyi Zheng

GROUP LTD.                                              )         Title: Chairman

Exhibit 1

Amended and Restated Articles of Association

(See Attached)

Exhibit 2

Form of Deed of Adherence

THIS DEED is made the [●] day of [●] [●] by [●] (the “New Shareholder”) and is supplemental to the Shareholders Agreement dated [●] made among Hong Kong Taikuk (China) Group Ltd., Asia Pacific Scientific, Inc., and ChromaDex Asia Pacific Ventures Limited, (such agreement as from time to time supplemented, varied and amended, the “Shareholders Agreement”).

WITNESSETH as follows:

1.

The New Shareholder confirms that it has been supplied with a copy of the Shareholders Agreement and of all supplements, variations and amendments thereto and hereby covenants with all existing parties to the Shareholders Agreement to observe, perform and be bound by all the terms and conditions of the Shareholders Agreement which are capable of applying to the New Shareholder to the intent and effect that the New Shareholder shall be deemed as and with effect from the date hereof to be a party to the Shareholders Agreement.

2.

The address and facsimile number at which notices are to be served on the New Shareholder under the Shareholders Agreement and the person for whose attention notices are to be addressed are as follows: [●]

3.	Words and expressions defined in the Shareholders Agreement shall have the same meaning in this Deed.

4.

Sections 8.1 (Governing Law) and 8.2 (Dispute Resolution) of the Shareholders Agreement shall be incorporated into this Deed as if set out in full in this Deed and as if references in this clause to “this Agreement” are references to this Deed.

5.

[The New Shareholder undertakes to Transfer all of its Company Securities back to [Name of the Transferring Party] before the New Shareholder ceases to be an Affiliate of [Name of the Transferring Party].]

IN WITNESS whereof the New Shareholder has executed this Deed the day and year first above written.

THE COMMON SEAL of [●] was hereunto affixed in the presence of	) ) )
_____________________________

Exhibit 3

Form of Compliance Certification

In connection with the Shareholders Agreement (the “Agreement”) dated [●] with respect to ChromaDex Asia Pacific Ventures Limited (the “Company”) and the Transaction Documents between the Company and [Applicable Shareholder] and/or its affiliates (“[Applicable Shareholder]”), the Company’s Subsidiaries (“Subsidiaries” and each a “Subsidiary”, and together with the Company, the “Group Companies”) and the Group Companies employees, associates, representatives, officers, directors, agents and any related parties (the “Group Parties”) hereby certify that:

1.    The Group Parties will comply strictly with all laws, regulations, rules, decrees and governmental orders of the PRC and all applicable Anti-Corruption Laws, the Anti-Corruption Policy and Applicable Sanctions, Trade Controls, and Anti-Money Laundering Laws.

2.    Without limiting the generality of Paragraph No. I of this certification, the Group Parties acknowledge that the performance of any services to [Applicable Shareholder] pursuant to the Transaction Documents be subject to the requirements and restrictions of the applicable Anti-Corruption Laws or the Anti-Corruption Policy, the Group Parties understand the provisions of such applicable Anti-Corruption Laws and the Anti-Corruption Policy and agree to act in compliance with same.

3.    In accordance with the applicable Anti-Corruption Laws and the Anti-Corruption Policy, no Group Party has, and will not, directly or indirectly, offer, pay, promise to pay, or authorize the giving of any monies or financial or other advantage or any other thing of value to any person: (a) for the purpose of inducing or rewarding that person or any other person to perform their role or function improperly; (b) for the purpose of influencing a Public Official in relation to any decision, act or other performance of their official role or function, including a decision to fail to perform that role or function, so as to obtain or retain business or a business advantage of any kind; or (c) that is otherwise in breach of the applicable Anti-Corruption Laws or the Anti-Corruption Policy.

4.    In accordance with the applicable Anti-Corruption Laws and the Anti-Corruption Policy, to the actual knowledge of the Group Parties, except as agreed in writing by each Shareholder, no Group Party has or will, retain any Public Official, as an employee, agent, consultant, and no Public Official is an officer, director or registered shareholder of the Group (unless such arrangement was approved by each Shareholder).

5.    In accordance with the applicable Anti-Corruption Laws and the Anti-Corruption Policy, the Group has not, and will not, directly or indirectly, request, accept, agree to receive, or authorize the acceptance of any monies or financial or other advantage from any person: (a) as an inducement or reward for the improper performance of any role or function; or (b) that is otherwise in breach of the applicable Anti-Corruption Laws.

6.    In accordance with the applicable Anti-Corruption Laws, the Anti-Corruption Policy and the provisions of the Agreement, the Group Parties have received appropriate training in ethical business practices, including a regular annual training program and any training required by Applicable Law or reasonably requested by [Applicable Shareholder], in each case with training materials and formats approved by Asia Pacific Scientific, Inc..

7.    In accordance with Applicable Sanctions and Trade Controls, no Group Party has, and will not, directly or indirectly, transact or deal with a Sanctioned Person.

8.    The Group Companies agree at the request of [Applicable Shareholder] and at least annually it will certify as to its continued compliance with the applicable Anti-Corruption Laws, the Anti-Corruption Policy and the Group Companies’ representations hereunder, and Applicable Sanctions and Trade Controls. Any knowledge or suspicion of violations of these laws and regulations, or any improper payment or offer of, or agreement to, same in connection with the Group Companies’ business shall be immediately reported to CDXC.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

ChromaDex Asia Pacific Ventures Limited
Name:
Title:
Date:

Exhibit 4

Form of PFIC Annual Information Statement

(1)    This questionnaire applies to the taxable year of ChromaDex Asia Pacific Ventures Limited (“Company”) beginning on [January 1, 20[__]] and ending on [December 31, 20[__]] and is being provided to [__________] (“Shareholder”).

(2)    Please state whether 75% or more of the Company’s gross income constitutes passive income.

Passive income: For purposes of this question, note that passive income includes:

●	Dividends, interests, royalties, rents and annuities, excluding, however, rents and royalties which are received from an unrelated party in connection with the active conduct of a trade or business.

●	Net gains from the sale or exchange of property:

o	which gives rise to dividends, interest, rents or annuities (excluding, however, property used in the conduct of a banking, finance or similar business, or in the conduct of an insurance business);

o	which is an interest in a trust, partnership, or REMIC; or

o	which does not give rise to income.

●	Net gains from transactions in commodities.

●	Net foreign currency gains.

●	Any income equivalent to interest.

Look-through rule: If the Company owns, directly or indirectly, 25% of the stock by value of another corporation, the Company must take into account its proportionate share of the income received by such other corporation.

(3)    Please state whether the average fair market value during the taxable year of passive assets held by the Company equals 50% or more of the average fair market value of all of the company’s assets.

Note: In order to answer this question, the test is applied on a gross basis; no liabilities are taken into account.

Passive Assets: For purposes of this question, note that “passive assets” are those assets which generate (or are reasonably expected to generate) passive income (as defined in paragraph (2) above). Assets which generate partly passive and partly non-passive income are considered passive assets to the extent of the relative proportion of passive income (compared to non-passive income) generated in a particular taxable year by such assets. Please note the following:

●	A trade or service receivable is non-passive if it results from sales or services provided in the ordinary course of business.

●	Intangible assets that produce identifiable items of income, such as patents or licenses, are characterised in terms of the type of income produced.

●	Goodwill and going concern value must be identified to a specific income producing activity and are characterised in accordance with the nature of that activity.

●	Cash and other assets easily convertible into cash are passive assets, even when used as working capital.

●	Stock and securities (including tax-exempt securities) are passive assets, unless held by a dealer as inventory.

Average value: For purposes of this question, note that “average fair market value” equals the average quarterly fair market value of the assets for the relevant taxable year.

Look-through rule: If the Company owns, directly or indirectly, 25% of the stock by value of another corporation, the Company must take into account its proportionate share of the passive assets of such other corporation.

(4)    Please state whether: (a) more than 50% of the Company’s stock (by voting power or by value) is owned by five or fewer U.S. persons or entities; and (b) the average aggregate adjusted tax bases (as determined under U.S. tax principles) during the taxable year of the passive assets held by the company equals 50% or more of the average aggregate adjusted tax bases of all of the company’s assets.

Average value: For purposes of this question, “average aggregate adjusted tax bases” equals the average quarterly aggregate adjusted tax bases of the assets for the relevant taxable year.

Look-through rule: If the Company owns, directly or indirectly, 25% of the stock by value of another corporation, the Company must take into account its proportionate share of the passive assets of such other corporation.

(5)    Shareholder has the following pro-rata share of the ordinary earnings and net capital gain of the Company as determined under U.S. income tax principles for the taxable year of the Company:

Ordinary Earnings: __________ (as determined under U.S. income tax principles)

Net Capital Gain: ___________ (as determined under U.S. income tax principles)

Pro Rata Share: For purposes of the foregoing, the shareholder’s pro rata share equals the amount that would have been distributed with respect to the shareholder’s stock if, on each day during the taxable year of the Company, the Company had distributed to each shareholder its pro rata share of that day’s ratable share (determined by allocating to each day of the year, an equal amount of the Company’s aggregate ordinary earnings and aggregate net capital gain for such year) of the Company’s ordinary earnings and net capital gain for such year. Determination of a shareholder’s pro rata share will require reference to the Company’s articles of association and equity joint venture contract dated [_________].

(6)    The amount of cash and fair market value of other property distributed or deemed distributed by Company to the Shareholder during the taxable year specified in paragraph (1) above is as follows:

Cash: _________________

Fair Market Value of Property: ____________________

(7)    The Company will permit the Shareholder to inspect and copy the Company’s permanent books of account, records, and such other documents as may be maintained by Company that are necessary to establish that PFIC ordinary earnings and net capital gain, as provided in Section 1293(e) of the U.S. Internal Revenue Code of 1986, as amended (or any successor provision thereto), are computed in accordance with U.S. income tax principles.

Yours sincerely,

_____________________________

For and on behalf of ChromaDex Asia Pacific Ventures Limited

Name:

Title: